Exhibit 2.2

Execution Version

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AND AGREEMENT (this “Agreement”) is made and entered into as of August 16, 2019 (the “Effective Date”), by and between (a) VineBrook Operating Partnership, L.P., a Delaware limited partnership (“Purchaser”), and (b) Timber Real Estate Holdings, LLC, a Delaware limited liability company (“Seller”). Seller and Purchaser are sometimes hereinafter referred to as a “Party” and collectively as the “Parties.” Capitalized terms used, but not defined herein shall have the meanings as listed in Exhibit A attached hereto. This Agreement shall also constitute the joint escrow instructions of Seller and Purchaser to Westcor Investor Services (“Escrow Agent”). Each of the Companies (as defined below) is, contemporaneously herewith, executing and delivering a Joinder Agreement pursuant to which such Company agrees to be bound hereby as though it were Seller hereunder for purposes of being jointly and severally liable with each other and Seller for purposes of Articles 9-17.

RECITALS

A. Seller, directly or indirectly through one or more Subsidiaries, owns 100% of the limited liability company interests (as defined in the Delaware Act) in the limited liability companies set forth on Schedule VIII hereto (each, a “Company” and collectively, the “Companies”).

B. As of the date hereof, the Companies directly own fee title to 975 single-family rental homes that the Parties currently contemplate will, directly or indirectly, be sold hereunder (each, a “Property” and collectively, the “Properties”).

C. On the terms and conditions set forth herein, Purchaser desires to acquire the Properties (other than the Excluded Properties), certain of which Properties shall be acquired (i) indirectly by Purchaser as a result of the purchase from Seller or one of its Subsidiaries of the limited liability company interests in the applicable Company that owns one or more of the applicable Properties (the “Assigned Interests”) or (ii) directly by Purchaser as a result of the purchase of one or more of the Properties from an applicable Company (the “Direct Sale Properties”; the Assigned Assets together with the Direct Sale Properties, the “Acquired Assets”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, the parties agree as follows:

AGREEMENT

1. Purchase and Sale; Consideration; Deposit.

(a) Purchase and Sale. At the Closing, Seller shall, or shall cause one or more of its Subsidiaries (including the Companies, as applicable), to sell, assign and transfer to Purchaser, and Purchaser agrees to purchase, (i) the Assigned Interests and (ii) the Direct Sale Properties, in each case, subject to and in accordance with the terms and conditions of this Agreement and free and clear of all Liens (other than Permitted Liens) and withdraw as a Member of the Company, and (iii) withdraw as the Managing Member of the Companies. Any Person that is directly selling, assigning and/or transferring an Assigned Interest or Direct Sale Property is referred to herein as a “Transferor”. Effective as of the Closing, Purchaser hereby (i) accepts the foregoing transfer of the Assigned Interests from Seller and (ii) assumes all of the duties and obligations of Seller with respect to the Assigned Interests. The Assigned Interests includes all rights, interests, and obligations that may be allocable to the Assigned Interests, including all of Seller’s proportionate right, title, and interest in and to the business, properties, and assets of the Company (other than the Excluded Assets) allocable or attributable to the Assigned Interests, and to the capital, distributions, profits, and losses of the Company or its successors allocable or attributable to the Assigned Interests from and after the Closing.

(b) Consideration. The total price payable for the Acquired Assets shall be seventy five million and eighty thousand four hundred sixty and 00/100 Dollars ($75,080,460.00), as adjusted in accordance with the terms and conditions of this Agreement (the “Purchase Price”).

(c) Payments. In consideration of the sale of the Acquired Assets to Purchaser, Purchaser shall pay to Seller the Purchase Price as follows:

(i) Purchaser shall deposit with the Escrow Agent on the Effective Date a deposit in an amount equal to $2,000,000 (as may be increased by additional deposits, plus any accrued interest, the “Deposit”). A portion of the Deposit in the initial amount of $100,000 shall be referred to as the “Freddie Deposit” and the balance of the initial Deposit shall be referred to as the “Non-Freddie Deposit.” The Parties agree that such portions shall not be reallocated following the Effective Date, notwithstanding that after the Effective Date, the percentages of the Purchase Price that such portions reflect could change as a result of Defective Property Transfers or other applicable consequences set forth in this Agreement. In the event this Agreement is terminated by Purchaser in accordance with the express terms hereof (including but not limited to, Purchaser’s rights in Sections 3(d), 5(e), 5(g), 12(b)(i) and 16(e) hereof), the Deposit shall be immediately returned to Purchaser.

(ii) On the Closing Date, the balance of the Purchase Price, minus the applicable Deposit (i.e. Freddie Deposit or Non-Freddie Deposit) minus the applicable Indemnity Escrow Amount, minus the Assumption Indebtedness, if applicable, and plus or minus the apportionments, reductions, prorations and other credits provided for in this Agreement (including pursuant to Article 4 and as set forth in the Closing Statement), as applicable, shall be paid by Purchaser in “immediately available” funds delivered to (or as directed by) Seller through an escrow to be established by Purchaser and Seller with the Escrow Agent.

(iii) In addition to all other amounts under this Agreement, upon its execution of this Agreement, Purchaser shall pay to Seller an amount equal to $100.00 (the “Independent Consideration”), which amount Seller and Purchaser hereby acknowledge and agree has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and will not be refunded in any event.

2. Excluded Assets and Excluded Liabilities. The parties acknowledge and agree that, at the Closing, in connection with the Direct Asset Sales, Purchaser is not hereby assuming any Excluded Liability and is not hereby acquiring any Excluded Asset, and for avoidance of doubt, Purchaser shall not assume or become liable for the payment or performance of any Liabilities arising out of or relating to the Excluded Assets or Excluded Liabilities.

3. Due Diligence; Exhibits.

(a) Due Diligence Period; Initial Disclosure Schedule. Purchaser shall have a period beginning on the Effective Date and ending at 11:59 P.M. Dallas, Texas time on the date that is 21 days thereafter (the “Due Diligence Period”) to review the books and records, title reports and leases of each Company and the Properties and to perform any other diligence, inspections or testing deemed reasonably necessary or appropriate by Purchaser. All Purchaser’s due diligence costs and expenses, including the cost related to obtaining third party reports, shall be paid by Purchaser. Subject to the terms of Section 3(h), Purchaser acknowledges and agrees that in order to expedite the execution and delivery of this Agreement by the Parties, Purchaser is hereby permitting Seller to, and Seller hereby agrees to, deliver an updated Disclosure Schedule within five (5) days after the Effective Date.

(b) Books and Records; Financing Documents. Seller shall as promptly as reasonably practical deliver to Purchaser true, correct and complete items set forth on Schedule II and true, correct, and complete copies of all other books and records of each Company, and Property in the case of Direct Sale Properties, and all Financing Documents.

(c) Defective Properties. If prior to the end of the Due Diligence Period, Purchaser determines that one or more Properties (other than any Freddie Properties) has a defect in excess of the Materiality Threshold (a “Defective Property”), Purchaser shall deliver notice of the same to Seller, setting forth in reasonable detail the basis for such determination. Seller shall have the right, but not the obligation, to cure any such defect at or prior to Closing to the reasonable satisfaction of Purchaser and the satisfaction of Purchaser’s lender (in its sole and absolute discretion) at or prior to Closing. Subject to Section 3(d) below, if Seller elects not to cure such defect or if Seller fails to cure such defect, Seller shall not be in default of this Agreement but Seller shall, in the case the Defective Property is part of the Direct Sale Properties, remove such Defective Property from this transaction by not conveying such Defective Property to Purchaser at the Closing, or in the case the Defective Property is part of the Assigned Interest, effectuate a Defective Property Transfer for such Defective Property. For avoidance of doubt, in no event may a Freddie Property be designated as or otherwise be deemed a Defective Property.

(d) Termination Rights. If, during the Due Diligence Period, (A) Purchaser determines that for any reason whatsoever Purchaser is not satisfied with the Leases or other information provided by Seller, or the Properties, for any reason (such as non-satisfactory disclosure made in a Seller Disclosure Schedule Supplement delivered pursuant to Section 3(h)) or for no reason, then Purchaser may, in its sole and absolute discretion, terminate this Agreement by written notice delivered to Seller and Escrow Agent prior to the expiration of the Due Diligence Period (or within two (2) business days following the expiration of the Due Diligence Period if Seller provides Purchaser with a Seller Disclosure Schedule Supplement within two (2) business days prior to the expiration of the Due Diligence Period), or (B) Purchaser has provided notice to Seller under Section 3(c) specifying Defective Properties that have an aggregate Allocated Purchase Price (as set forth on Schedule VI) of more than $2,000,000 (“Defective Properties Threshold”) then Seller may, in its sole and absolute discretion, terminate this Agreement by written notice delivered to Purchaser and Escrow Agent within two (2) business days following the expiration of the Due Diligence Period, and in either such event, the Escrow Agent shall promptly thereafter refund the Deposit to the Purchaser, and the parties shall have no further rights or obligations under this Agreement except for those which expressly survive termination. Except as otherwise provided herein, if Purchaser does not elect to terminate this Agreement during the Due Diligence Period, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 3(d)(i), and the Non-Freddie Deposit shall be non-refundable to Purchaser (provided the Non-Freddie Deposit shall be applied against the Purchase Price at Closing), except upon a failure of a condition precedent to Purchaser’s obligations under this Agreement, or any other express provision of this Agreement entitling Purchaser to a return of the Non-Freddie Deposit.

(e) Indemnification. Purchaser shall and does hereby agree to (i) repair any damage to any Property caused by Purchaser’s inspections and (ii) indemnify and hold harmless Seller and its respective Affiliates (including its Subsidiaries, including the Companies, as applicable), and its and their directors, officers, members, managers, partners, and agents, and each of the executors, successors and assigns of any of the foregoing (collectively, the “Seller Pre-Closing Indemnified Parties”) from and against any claims, costs, expenses or damages that any such Seller Pre-Closing Indemnified Party may suffer or incur as a result of such inspection, including, without limitation, (x) injuries to persons, damage to property, and costs of restoring the Property to its condition existing prior to the inspection and testing, (y) any and all reasonable attorneys’ fees and court costs incurred by such Seller Pre-Closing Indemnified Party in connection with any such claims or activities and (z) mechanic’s liens or claims that may be filed on or asserted against the Property by Purchaser’s Representatives (defined below) performing such work for Purchaser, provided however, the foregoing indemnity does not extend to loss or damage incurred by such Seller Pre-Closing Indemnified Parties as a result of the discovery by Purchaser or any Purchaser’s Representatives of matters or conditions that existed prior to such inspections. The foregoing indemnity will survive Closing or any termination of this Agreement for any reason. Purchaser shall use commercially reasonable efforts not to disturb the activities of tenants of any Property during any such inspections. Each of the Seller Pre-Closing Indemnified Parties that is not a Party is hereby designated as an express third-party beneficiary of the foregoing indemnity.

(f) Scope of Inspections. During the Due Diligence Period and thereafter prior to Closing if Purchaser or Seller has not terminated this Agreement during the Due Diligence Period as provided in Section 3(d), upon advance notice to Seller, Purchaser and Purchaser’s Representatives may inspect all vacant Properties, and in any event, no less than 30% of all Properties to be selected by Purchaser (accompanied by an agent of Seller should Seller so desire), and to the extent feasible without materially interfering with any occupant’s use of any Property, in order to conduct any and all studies or tests, including, but without limitation, obtaining topographical information, conducting environmental, engineering and other studies and for all other similar preliminary work that Purchaser may deem necessary in connection with Purchaser’s due diligence, in each instance conducted subject to the terms of this Agreement and the applicable Lease. Notwithstanding the foregoing, Seller shall have the right to pre-approve (which approval Seller may not unreasonably withhold, condition or delay) and be present during any physically intrusive testing of the Property, including any Phase II environmental site assessment if recommended by a Phase I environmental site assessment obtained by Purchaser.

(g) Exhibits. Each of the Parties hereby agrees to, during the Due Diligence Period, reasonably cooperate with each other to prepare, or to cause to be prepared, the form of each Exhibit hereto that has not been attached hereto as of the Effective Date in order to expedite the Parties’ respective execution and delivery of this Agreement.

(h) Seller Disclosure Schedule Supplement. Seller shall promptly provide notice to Purchaser of any breach of any representation or warranty of Seller or any fact or circumstance that would or would reasonably be likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of such fact or circumstance (such notice, a “Seller Disclosure Schedule Supplement”). Subject to the cure provisions set forth in Section 10(h)(ii), and solely to the extent that such breach would result in a failure of the condition set forth in Section 5(f)(i), Purchaser shall have the termination rights set forth in Section 12(b) with respect to any material breach of which Purchaser receives notice in a Seller Disclosure Schedule Supplement.

(i) Title Exceptions. On or before the expiration of the Due Diligence Period, Purchaser shall notify Seller in writing (“Title Objection Notice”) of any title exceptions identified in the preliminary title reports for the Properties (“Preliminary Title Reports”) that Purchaser disapproves in its sole and absolute discretion (“Title Objections”). Any exception shown on the Preliminary Title Reports that is not listed as a Title Objection in the Purchaser’s Title Objection Notice will be deemed approved by Purchaser and shall constitute a “Permitted Exception” hereunder. Purchaser and Seller hereby agree that all non-delinquent property taxes and assessments as of the Closing shall be deemed a Permitted Exception. If Purchaser fails to timely provide a Title Objection Notice, such failure shall be deemed an election by Purchaser to approve all title exceptions identified in the Preliminary Title Report as Permitted Exceptions. Seller shall have a period of five (5) days following its receipt of the Title Objection Notice within which to notify Purchaser in writing (“Title Objection Response”) of its agreement to remove, alter, modify or otherwise mitigate to the satisfaction of Purchaser any Title Objection. Seller’s failure to timely provide a Title Objection Response will be deemed an election by Seller not to cure the Title Objections prior to the Closing. In the event that Seller is not willing to remove, alter, modify or otherwise mitigate to the satisfaction of Purchaser any Title Objection, Purchaser shall elect, prior to the expiration of the Due Diligence Period, to either (i) waive its disapproval of such exception, in which case such exception shall then be deemed to be a Permitted Exception, or (ii) terminate its obligation to purchase the Assigned Interests and Direct Sale Properties. Purchaser’s failure to give such notice shall be deemed an election to waive its disapproval of such exception and to accept such disapproved exception as a Permitted Exception. In the event Purchaser elects to terminate its obligation to purchase the Assigned Interests and Direct Sale Properties in accordance with this Section, the Deposit shall be immediately refunded by Escrow Agent to Purchaser without the need for any additional instructions from the parties, and Purchaser’s obligation to purchase, and Seller’s obligation to sell, the Assigned Interests and Direct Sale Properties shall terminate, and neither Party shall have any further obligation to the other except as otherwise provided in this Agreement.

(j) Insurance. Prior to such time as Purchaser or any of Purchaser’s contractors, subcontractors, materialmen, employees, agents or contractors (“Purchaser’s Representatives”) enter any portion of the Properties, Purchaser or Purchaser’s Representatives shall carry (a) worker’s compensation insurance in compliance with applicable law; (b) general liability insurance coverage including premises/operations liability, personal and advertising liability, products/completed operations, with a limit of $1,000,000 for bodily injury and property damage, in any combination of primary and excess insurance, including contractual liability, (c) automobile liability insurance in an amount not less than $1,000,000, in any combination of primary and excess insurance, covering all automobiles, including owned, hired and non-owned liability coverage and related equipment owned and/or operated by Purchaser and Purchaser’s Representatives in connection with entry on any portion of the Real Property; and (d) the general liability policy shall include in the policy form or via endorsement that the insured’s coverage is primary and any other coverage maintained by the additional insureds shall be non-contributing. Purchaser shall and shall direct Purchaser’s Representatives to add Seller, Company, the applicable property manager and any other entities reasonably designated by Seller as an additional insureds under the coverage described above, except workers compensation. All such insurance shall be issued by insurance companies admitted or authorized to do business in the state the applicable Property is located and whose rating is the most recent AM Best’s Rating of A-VII or better and Purchaser shall cause all such insurance policies to contain provisions that the issuing insurance companies waive the rights of recovery or subrogation against Seller. Purchaser shall endeavor to provide 30 days’ notice of cancelation or material change to coverage. Before entering any portion of the Properties, Purchaser shall deliver copies of certificates of insurance issued by the insurance carrier(s) to Seller demonstrating compliance with the terms of this Section.

4. Adjustments and Prorations. The following adjustments and prorations shall be made at the Closing:

(a) Rent; Security Deposits.

(i) All Rents payable under the Leases, Housing Assistance Payments and any other revenues derived from the operation of the Properties, including revenues derived from other miscellaneous income and collected by or on behalf of the applicable Company, directly or indirectly, prior to the Closing Date shall be prorated between Seller and Purchaser as of the applicable Proration Time in the applicable month of close, based upon a thirty (30) day month. Seller shall be entitled to, and shall receive a credit for, all cash or cash equivalents held in the bank account(s) of each Company with respect to which an Assigned Interest is being sold hereunder that is attributable Rents (other than Advance Rents), Housing Assistance Payments and other revenues attributable to any monthly period prior to but not including the applicable month during which Proration Time occurs. Purchaser shall be entitled to such Rents, Housing Assistance Payments and other revenues attributable to any period on and after the applicable Proration Time. Rents not collected as of the Closing Date shall not be prorated at the time of such Closing. Unpaid and delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Properties, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Properties, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that (i) all rent received by Seller or Purchaser within the first thirty (30) day period after the date of Closing shall be applied first to delinquent rentals, if any, in the order of their maturity, and then to current rentals, and (ii) all rent received by Seller or Purchaser after the first thirty (30) day period after the date of Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. This Section shall survive the Closing.

(ii) Any Advance Rents collected under the Leases for the Properties for the period following the Closing Date shall be credited by Seller to Purchaser on the Closing Date to the Purchase Price; provided, however, that there shall be no such credit to Purchaser with respect to any Assigned Interest because, Purchaser, by virtue of acquiring the applicable Assigned Interest, will indirectly acquire the bank account(s) of the applicable Company that holds such Advance Rents therein. Seller shall provide a schedule of the applicable collected Advance Rents at least (2) two business days prior to the Closing Date, which such schedule shall set forth the applicable Advance Rents for the period ending five business days prior to the Closing.

(iii) After the Closing, (A) Purchaser shall have an exclusive right to collect the Rents and any other amounts due under the Leases and Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents, and (B) Seller shall have no right to pursue claims against any Tenant in occupancy at or after the Closing or other party for sums due with respect to any period prior to the Closing Date.

(iv) Purchaser shall receive a credit against the Purchase Price at Closing for an amount equal to the full amount of the security and other refundable deposits held by the applicable Company with respect to each Lease as set forth on the Rent Roll for the Properties as of the Closing Date (as may be updated prior to Closing by Seller); provided, however, that there shall be no such credit with respect to any Assigned Interest because, Purchaser, by virtue of acquiring the applicable Assigned Interest, will indirectly acquire the bank account(s) of the applicable Company that holds such security and other refundable deposits.

(b) Real Estate Taxes. The real estate Taxes in respect of the Properties assessed with respect to any Straddle Period (the “Current Year Property Taxes”) shall be allocated between Seller, on one hand, and Purchaser, on the other hand, by proration (based upon the number of days from the beginning of such taxable year until the end of the Pre-Closing Tax Period, with respect to Seller, and from the beginning of the Post-Closing Tax Period until the end of such taxable year, with respect to Purchaser). Any unpaid real estate Taxes in respect of the Properties relating solely to a tax year prior to the then Current Year Property Taxes (to the extent not paid as of the Closing Date), and any Current Year Property Taxes allocated to Seller in accordance with the preceding sentence shall be the responsibility of Seller and shall be treated as a credit to Purchaser against the Purchase Price at the Closing (if not paid prior to Closing). The Current Year Property Taxes may be determined by the actual tax bill or any other reasonable evidence thereof (including evidence of settlement issued by the applicable governmental authority); however, if the Current Year Property Taxes with respect to any Property cannot be determined at the Closing Date, the present Tax rate and the 2018 assessed valuation shall be used for the purposes of making adjustments to the Purchase Price at the Closing under this Section and the parties shall re-determine the amount of Current Year Property Taxes allocable to Seller in accordance with this Section within 30 days following receipt of the actual final Tax bill. If any real estate Taxes are assessed after the Closing Date for Current Year Property Taxes or real estate Taxes for any Pre-Closing Tax Period due to an increase in the assessed value of the Properties (or otherwise), or if any rebates for Current Year Property Taxes or real estate Taxes for any Pre-Closing Tax Period are received after the Closing Date, such additional real estate Taxes or rebates, as applicable, shall be allocated between Seller, on the one hand, and Purchaser, on the other hand, in accordance with this Section. Any increase in real estate Taxes resulting from a reassessment of any Property as a result of the conveyance of such Property to Purchaser shall be the sole responsibility of Purchaser.

(c) Special Assessments. All unpaid installments of special real estate assessments due and payable in respect of the Properties for any tax year prior to the Current Year Property Taxes shall be allocated to Seller as a credit to Purchaser against the Purchase Price; provided, however, if such special real estate assessment assessed prior to the Closing is payable during the calendar year in which the applicable Closing occurs, then the parties shall agree to prorate such special assessments equitably according to the parties’ respective periods of ownership during the calendar year in which Closing occurs. For avoidance of doubt, any increase in real estate Taxes resulting from a reassessment of any Property as a result of the conveyance of such Property to Purchaser shall be the sole responsibility of Purchaser.

(d) Operating Expenses. Operating expenses for the Properties, including any and all charges of HOAs, municipal utility district charges and the like or any other payables (collectively, “Operating Expenses”), shall be prorated as of the Proration Time, basis based on the terms of this paragraph. On or before the date that is ten days prior to the Closing Date, Seller shall provide Purchaser with a schedule of aggregate Operating Expenses for the Properties for the period of three full calendar months immediately prior to the month in which Closing occurs and a schedule of aggregate Operating Expenses for the Properties incurred for the month in which Closing occurs. The foregoing schedules will form the basis for prorating Operating Expenses at Closing such that Seller shall be responsible for such aggregate costs incurred on a portfolio basis prior to Closing, and Purchaser will be responsible for such aggregate costs incurred from and after Closing. The parties shall reconcile the prorations post-Closing pursuant to subsection (g) below.

(e) Other Customary Prorations. Unless otherwise agreed by the parties in writing, all other items customarily prorated in connection with sales of rental housing properties similar to the Properties in the applicable Markets shall be prorated as of the Proration Time.

(f) Closing Costs. Closing costs shall be allocated between Seller and Purchaser as follows:

(i) All Real Property Settlement Costs, if applicable, shall be paid in accordance with Schedule IV attached hereto.

(ii) With respect to any debt or equity financing of Purchaser for the Transaction other than the Assumption Indebtedness, Purchaser shall be responsible for any and all costs or expenses, including without limitation the costs of forming constituent entities and attorneys’ fees and costs incurred in connection with such financing and formation activities and the cost of any required BPOs.

(iii) With respect to the Assumption Indebtedness, Purchaser and Seller shall split 50/50 any and all initial review and application fees or charges of Lender but Seller shall pay 100% of assumption costs.

(iv) Purchaser and Seller shall split 50/50 all costs and expenses associated with any occupancy inspections or certifications required by applicable law.

(v) Except as otherwise expressly set forth herein, closing costs shall be allocated to the party customarily responsible for such costs in each applicable state, and Purchaser, on the one hand, and Seller, on the other hand, shall each be solely responsible for all of its own fees of any attorneys, consultants or advisers retained or engaged by such party.

(g) Calculation of Adjustments and Prorations.

(i) Closing Statement. No later than ten (10) days prior to the Closing Date, Seller shall deliver to Purchaser a draft of Seller’s good faith estimate of the prorations and adjustments required by this Agreement, together with an updated Rent Roll and any other back up information reasonably requested by Purchaser to review such draft. All prorations and adjustments may be updated on or prior to the Closing Date as mutually agreed between Seller and Purchaser. A copy of such schedule of prorations and adjustments shall be executed by Seller and Purchaser at the Closing (the “Closing Statement”) (it being understood that the Closing Statement shall be subject to adjustment pursuant to Section 4(d)(ii)).

(ii) Final Settlement. A final settlement (the “Final Settlement”) of Closing prorations and adjustments shall take place, subject to the dispute resolution provision below, no later than 120 days following the Closing. Within 90 days after the Closing, Purchaser shall deliver a schedule of the prorations and adjustments (the “Final Statement”) to Seller setting forth Purchaser’s good faith determination of all adjustments to the Closing Statement it believes are necessary to correct the prorations and adjustments as reflected in the Closing Statement, which Final Settlement shall be accompanied with reasonable supporting information. For a period of 30 days after receipt of the Final Statement and supporting information, Seller shall have the right to review the Final Statement and supporting information, and Purchaser shall reasonably cooperate with Seller to make available to Seller all reasonably requested underlying work papers and relevant books and records related to the Properties. Seller shall have the right to notify Purchaser in writing that it seeks an adjustment in the Final Statement (a “Disputed Items Notice”), identifying the items that it seeks to adjust (the “Disputed Items”) and the reasons therefor. Seller and Purchaser shall use good faith efforts to attempt to resolve any Disputed Items promptly. If Seller has not provided Purchaser with a Disputed Items Notice within 30 days after Seller’s receipt of Purchaser’s proposed Final Settlement, the Final Statement shall be conclusive and binding on the parties. If Purchaser and Seller have not resolved all Disputed Items within ten (10) business days after Seller’s timely delivery of a Disputed Items Notice, then Seller and Purchaser shall submit the Disputed Items to KPMG or another mutually agreed nationally recognized accounting firm with experience in purchase price disputes, together with a proposal from each of Purchaser and Seller with a position of the amount in dispute and basis for such position. The determination of such accounting firm, which shall be the selection of one party’s position or the other made within 20 days after submission, shall be final and binding upon Seller and Purchaser. The party whose position was not selected shall pay the cost and expense of any accounting firm engaged in accordance with this Section 4(h)(ii). Within ten (10) business days after the Final Statement is agreed to or otherwise becomes binding, Seller shall pay to Purchaser, or Purchaser shall pay to Seller, as applicable, the amount to which it is entitled under the Final Statement.

(iii) The parties’ obligations under this Section 4 shall survive Closing.

(h) Withholding. Purchaser will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of the Purchase Price and releases of amounts held pursuant to the Indemnity Escrow Agreement) such amounts as Purchaser shall determine in good faith it is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws. To the extent that amounts are withheld by Purchaser in accordance with this Section 4(h), such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made. The Parties do not anticipate any such deduction or withholding and, prior to the Purchaser deducting or withholding any amounts payable pursuant to this Agreement, Seller shall have an opportunity provide a Form W-9 or any other documentation or evidence that is customarily relied upon for not withholding, including a Certificate of Non-foreign Status as set forth in Section 5(c).

5. Closing.

(a) Closing Date. The Closing shall occur through an escrow closing coordinated by the Escrow Agent no later than the tenth (10th) business day following the satisfaction or waiver of the conditions set forth in Sections 5(e), 5(f) and 5(h) (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions), but no earlier than the Target Closing Date, subject to the satisfaction or waiver of all conditions set forth in this Article 5, or at such other date and time as Seller and Purchaser may agree in writing and no later than the Outside Closing Date. The date of the Closing is referred to as the “Closing Date.” Time is of the essence with respect to Closing.

(b) Payment of Purchase Price.

(i) Subject to all other terms and conditions of this Agreement, Purchaser agrees to pay the applicable amount specified in Section 1(c)(ii) by delivery of the same to the Escrow Agent no later than 4:00 P.M. Dallas, Texas time on the Closing Date. In the event the Escrow Agent or the Indemnity Escrow Agent has not received the payment specified in Section 1(b) from Purchaser by said time on the Closing Date, but Purchaser has initiated the wire to the Escrow Agent and the Indemnity Escrow Agent, Seller shall extend the Closing to the next business day following such date, in which event the day that both the Escrow Agent and the Indemnity Escrow Agent receives their respective wires shall be deemed the “Closing Date” and the prorations and adjustments under Section 4 shall be recomputed as of such extended Closing Date.

(ii) On the Closing Date, the Indemnity Escrow Amount will be deposited with the Indemnity Escrow Agent), which shall be held by the Indemnity Escrow Agent in escrow to pay claims with respect to any breach of the applicable Seller’s Warranties under this Agreement (the “Indemnity Escrow Funds”). On the date that is the (6) month anniversary of the Closing Date, Purchaser and Seller shall issue joint written instructions to the Escrow Agent in accordance with the Indemnity Escrow Agreement instructing the Indemnity Escrow Agent to release to Seller the amount, if any, by which (A) 50% times the initial Indemnity Escrow Funds amount exceeds (B) the amount of any pending claims under Claim Notices delivered to Seller and the Indemnity Escrow Agent prior to the six (6) month anniversary of the Closing Date, in accordance with the Indemnity Escrow Agreement. On the date that is the nine (9) month anniversary of the Closing Date, Purchaser and Seller shall issue joint written instructions to the Indemnity Escrow Agent in accordance with the Indemnity Escrow Agreement instructing the Indemnity Escrow Agent to release to Seller the amount, if any, by which (A) the balance of Indemnity Escrow Funds exceeds

(B) the amount of any pending claims under Claim Notices delivered to Seller and the Indemnity Escrow Agent during the Representation Sunset Period in accordance with the Indemnity Escrow Agreement. Upon resolution and satisfaction (if applicable) of any such pending claims under Claim Notices delivered during one of the periods set forth above, Purchaser and Seller shall issue joint written instructions to the Indemnity Escrow Agent in accordance with the Indemnity Escrow Agreement instructing the Indemnity Escrow Agent to release to Seller the balance, if any, of the Indemnity Escrow Funds.

(c) Seller’s Closing Deliveries. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied and subject to all other terms and conditions of this Agreement, Seller shall deliver or cause to be delivered at the Closing the following:

(i) Rent Roll. A Rent Roll with respect to those Leases in effect on the Closing Date, which shall be delivered five business days prior to the Closing Date.

(ii) Non-Foreign Person Affidavit. A non-foreign person affidavit from the applicable Transferors in the form of Exhibit B attached hereto and incorporated herein by this reference, executed and acknowledged by a duly authorized representative of such Transferor.

(iii) Evidence of Authority. Documentation satisfactory to Purchaser and the Title Company to establish the due authorization of Seller and each other Transferor’s sale of the Assigned Interests and Direct Sale Properties, as applicable, and the authority of the signatory to this Agreement and the documents delivered by Seller and each other Transferor pursuant to this Section 5(c) to execute the same on behalf of Seller or such Transferor, as applicable.

(iv) Closing Certificate. A certificate, signed by Seller and dated as of the Closing Date, certifying the matters set forth in Sections 5(f)(i) and 5(f)(ii).

(v) Closing Statement. The Closing Statement executed by a duly authorized officer of Seller.

(vi) Intentionally Omitted.

(vii) Defective Properties. If Seller shall not have exercised its rights to cure any defects that caused any Property to have been designated as a Defective Property, evidence reasonably satisfactory to Purchaser of the consummation of the Defective Property Transfers.

(viii) Indemnity Escrow Agreement. An escrow agreement substantially in the form attached hereto as Exhibit D (the “Indemnity Escrow Agreement”), executed by a duly authorized officer of Seller and the Indemnity Escrow Agent.

(ix) Books and Records. All books, records, data, rental history, and property and Tenant files associated with the Properties that are currently in the possession of Seller, provided that Seller may retain copies consistent with customary document retention policies.

(x) Excluded Asset Transfers. Evidence of the sale or other transfer of the assets set forth on Schedule III from an applicable Company to a Person in which such Company has no interest.

(xi) Intentionally Omitted.

(xii) Intentionally Omitted.

(xiii) Intentionally Omitted.

(xiv) Assignment. An assignment the Assigned Interests, duly executed by applicable Transferor, in substantially the form of Exhibit E attached hereto (each an “Assignment”) effective as of the Closing, in which the applicable Transferor shall (i) grant, assign and transfer unto Purchaser the Assigned Interests free and clear of all Liens (other than Permitted Liens), (ii) withdraw as a Member of each Company, and (iii) withdraw as the Managing Member of each Company.

(xv) Assumption Indebtedness. Subject to Section 5(e), such documents as may be reasonably required in connection with the transfer and the assumption of the Assumption Indebtedness.

(xvi) Direct Sale Properties Transfer Documents. A deed with respect to each of the Direct Sale Properties, in customary form for the jurisdiction where such Direct Sale Property is located, duly executed by the applicable Transferor, in substantially the form of Exhibit K hereto (the “Direct Sale Properties Transfer Documents”).

(xvii) Assignment and Assumption of Leases. An Assignment and Assumption Agreement assigning the Leases with respect to the Direct Sale Properties, duly executed by the applicable Transferor, in substantially the form of Exhibit L hereto (each, a “Lease Assignment and Assumption Agreement”).

(xviii) Other Documents. Such other documents as may be reasonably required by the Title Company, or as may be mutually agreed upon by Purchaser and Seller to consummate the Closing and to allow for the issuance of mortgage title insurance policies to Lender, including an owner’s affidavit in the form attached as Exhibit C, and any state, county or municipal required disclosure, Tax or otherwise.

(xix) Resignations. Resignations by each officer and manager of each Company with respect to which an Assigned Interest is being sold hereunder.

(d) Purchaser’s Closing Deliveries. Provided all conditions precedent to Purchaser’s obligations hereunder have been satisfied and subject to all other terms and conditions of this Agreement, Purchaser shall deliver or cause to be delivered at the Closing the following:

(i) Purchase Price. The Purchase Price, as adjusted for prorations and other adjustments set forth herein.

(ii) Closing Certificate. A certificate, signed by an executive officer of Purchaser and dated as of the Closing Date, certifying the matters set forth in Section 5(h)(i) and 5(h)(ii).

(iii) Evidence of Authority. Documentation satisfactory to Seller to establish the due authorization of Purchaser’s consummation of the Closing and the authority of the signatory to this Agreement and the Closing Documents required to be executed by Purchaser to execute the same on behalf of Purchaser.

(iv) Closing Statement. The Closing Statement executed by a duly authorized officer of Purchaser.

(v) Indemnity Escrow Agreement. The Indemnity Escrow Agreement, executed by a duly authorized officer of Purchaser and the Indemnity Escrow Agent, and Purchaser shall deposit the applicable Indemnity Escrow Amount with the Indemnity Escrow Agent in connection with the Closing.

(vi) Direct Sale Properties Transfer Documents. The Direct Sale Properties Transfer Documents, duly executed by Purchaser, if Purchaser is a signatory thereto.

(vii) Assignment and Assumption of Leases. The Lease Assignment and Assumption Agreements, duly executed by Purchaser.

(viii) Assumption Indebtedness. Subject to Section 5(e), such documents as may be required in connection with the transfer and the assumption of the Assumption Indebtedness.

(ix) Other Documents. Such other documents as may be mutually agreed upon by Seller and Purchaser to consummate the Closing.

(e) Freddie Properties.

(i) Purchaser acknowledges that certain Properties are encumbered by the Assumption Indebtedness (the “Freddie Properties”), which may not be prepaid by Seller or the applicable Transferor prior to Closing. Promptly after Purchaser’s receipt of the Financing Documents, Purchaser shall submit an application for the assumption of the Assumption Indebtedness (the “Loan Assumption Application”) and approval of a Transfer (as defined in the Financing Documents) to Purchaser and shall thereafter diligently pursue the Loan Assumption Application and take such other commercially reasonable actions as may reasonably be required to obtain Lender’s approval of the Transfer to Purchaser and assignment and assumption of the Assumption Indebtedness. Purchaser acknowledges and agrees that Purchaser is solely responsible for the preparation and submittal of the Loan Assumption Application, including the collection of all materials, documents, certificates, financial statements, signatures, and other items required to be submitted to the Lender in connection with the Loan Assumption Application. Notwithstanding the foregoing, Seller agrees to reasonably cooperate with Purchaser to the extent necessary to facilitate Purchaser’s completion of the Loan Assumption Application and receipt of Lender’s approval therefor. Failure of Purchaser to submit the Loan Assumption Application as required by this Section (provided such failure is not due to Seller’s failure to cooperate in the assumption process) shall constitute a default by Purchaser under this Agreement entitling Seller to terminate this Agreement as it relates to the Freddie Properties only by written notice to Purchaser and Seller shall be entitled to retain the Freddie Deposit. Purchaser further acknowledges and agrees that (A) as part of obtaining Lender approval of the Transfer to Purchaser and Purchaser’s assumption of the Assumption Indebtedness, Purchaser shall be required to provide suitable replacement guarantors and indemnitors as more specifically described in the Loan Agreement, and (B) as a condition precedent to the Closing in favor of Seller, Lender must release Seller and its guarantors from the Loan Agreement concurrently with the Closing for all events or conditions occurring subsequent to Closing. Purchaser and Seller shall diligently and in good faith pursue the Lender’s written approval of the Transfer and the assignment and assumption of the Assumption Indebtedness in form and content reasonably acceptable to Purchaser (provided, however, Purchaser may not object to Deemed Acceptable Loan Conditions) (the “Freddie Approval”). “Deemed Acceptable Loan Conditions” shall mean: (i) requiring a suitable replacement guarantors and indemnitors, (ii) the terms and conditions in the existing Financing Documents, and (iii) replenishing any reserves proposed to be released to Seller at Closing and currently maintained by Lender in connection with the Assumption Indebtedness.

(ii) Regardless of whether the Purchaser consummates, on or after the Target Closing Date, the purchase of the Direct Sale Properties and the Assigned Interests (but not the Assigned Interests in the Companies that own the Freddie Properties), Purchaser and Seller shall continue to diligently and in good faith pursue the Freddie Approval until the Outside Closing Date to consummate the acquisition by Purchaser of the Assigned Interests in the Companies that own the Freddie Properties. Purchaser may extend the Outside Closing Date (solely as it relates to the Assigned Interests in the Companies that own the Freddie Properties) by thirty (30) additional days by depositing with the Escrow Agent an amount equal to the initial Freddie Deposit, which amount shall so increase the Freddie Deposit and become part of the Freddie Deposit for the purposes of this Agreement. If the Freddie Approval is approved on or before the Outside Closing Date (or such later date as permitted above by increasing the Freddie Deposit), the closing on the Freddie Properties shall occur within five (5) business days of receipt of the Freddie Approval (the date of such closing shall be referred herein as the “Freddie Closing Date”). After receipt of such Freddie Approval, the Parties shall, as promptly as possible, take any actions contemplated hereunder to effect the purchase and sale of the Assigned Interests in the Companies that own the Freddie Properties, including any actions that would have been taken had such Assigned Interests been included in the transactions consummated on the Closing Date for the Direct Sale Properties and the other Assigned Interests. In such case, all references herein to the Closing Date shall be deemed references to the Freddie Closing Date solely in relation to the purchase and sale of the Assigned Interests in the Companies that own the Freddie Properties. For avoidance of doubt, the Parties shall enter into an Indemnity Escrow Agreement on the same terms to hold the Indemnity Escrow Amount calculated solely in respect of the Assigned Interests in the Companies that own the Freddie Properties (and the time periods therein shall run from the Freddie Closing Date).

(iii) If, despite the Parties complying with their respective obligations under this Section 5(e), the Freddie Approval has not been obtained by the Outside Closing Date (or such later date as permitted above by increasing the Freddie Deposit), either party may terminate the Parties’ respective obligations under this Section 5(e) and the the Freddie Deposit shall be disbursed to Purchaser, unless the Seller is entitled thereto under Section 5(h).

(f) Conditions Precedent to Purchaser’s Obligations. The obligation of Purchaser under this Agreement is subject to satisfaction or written waiver by Purchaser of each of the following conditions or requirements on or before the Closing Date:

(i) Seller’s Warranties shall be true and correct in all material respects when made and at Closing, and Seller shall not be in default hereunder beyond any notice and cure period.

(ii) The obligations of Seller contained in this Agreement shall have been performed in material respects.

(iii) Purchaser’s lender(s) shall receive a title insurance commitment insuring Purchaser’s indirect interest in each Property which shall have been issued and “marked down” through Closing, subject only to Permitted Exceptions.

(iv) The physical and environmental condition of Properties shall not have changed materially in an adverse manner since the end of the Due Diligence Period.

(v) Purchaser shall have received the required documents for Closing as set forth in Section 5(c) in form reasonably satisfactory to Purchaser.

(vi) As it pertains to the Freddie Properties only, receipt of the Freddie Approval.

(vi) Intentionally Omitted.

(vii) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority or regulatory authority or instrumentality that prohibits the consummation of any of the transactions contemplated herein, and no litigation or governmental proceeding seeking such an order shall be pending.

(viii) No action, suit or other proceeding shall be pending which shall have been brought by any person that is not a Purchaser or Affiliate of Purchaser to restrain, prohibit or change in any material respect the transactions contemplated under this Agreement.

(g) Failure of Purchaser’s Conditions. If all of the conditions in Section 5(f) are not satisfied by the Target Closing Date (or waived in writing by Purchaser), then Purchaser shall have the right to terminate this Agreement, unless related to the conditions described in Sections (f)(i), (f)(ii) or (f)(v) or the proviso in Section (f)(iii) above, in which case Purchaser may also pursue any remedies available under Section 12(b) below, as applicable. Notwithstanding the foregoing, there shall not be a failure of a condition as set forth above unless such failed condition affects Assigned Interests and/or Direct Sale Properties, or a combination thereof, which in the aggregate equal or exceed the Defective Properties Threshold. In addition, Seller shall have the right to cure any Defective Properties as set forth in Section 3(c). If such failed condition affects Assigned Interests and/or Direct Sale Properties, or a combination thereof, which in the aggregate are below the Defective Properties Threshold, Seller shall not be in default of this Agreement but Seller shall, in the case any Defective Property is part of the Direct Sale Properties, remove such Defective Property from this transaction by not conveying such Defective Property to Purchaser at the Closing, or in the case the Defective Property is owned by a Company with respect to which an Assigned Interest is being transferred, effectuate a Defective Property Transfer for such Defective Property, and the parties shall proceed with the Closing. For the avoidance of doubt, to the extent that the Freddie Properties are excluded pursuant to Section 5(e), such Freddie Properties shall not be deemed to be Defective Properties or otherwise taken into account for purposes of whether the Defective Properties Threshold has been equaled or exceeded.

(h) Conditions Precedent to Seller’s Obligations. The obligations of Seller under this Agreement to consummate the sale of the Assigned Interests are subject to satisfaction or written waiver by Seller of each of the following conditions or requirements on or before the Closing Date:

(i) Purchaser’s warranties and representations under this Agreement shall be true and correct in all material respects when made and at Closing, and Purchaser shall not be in default hereunder.

(ii) The obligations of Purchaser contained in this Agreement shall have been performed in material respects.

(iii) Seller shall have received the required documents for Closing as set forth in Section 5(d) in form reasonably satisfactory to Seller.

(iv) Seller shall have received the Purchase Price in accordance with Section 1(c)(ii) and all other amounts due to Seller hereunder.

(v) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority or regulatory authority or instrumentality that prohibits the consummation of any of the transactions contemplated herein, and no litigation or governmental proceeding seeking such an order shall be pending.

(vi) No action, suit or other proceeding shall be pending which shall have been brought by any person that is not a Seller or Affiliate of Seller to restrain, prohibit or change in any material respect the transactions contemplated under this Agreement.

(vii) Subject to Section 5(e), Lender shall have approved the Transfer to Purchaser and assignment and assumption of the Assumption Indebtedness.

(i) Failure of Seller’s Conditions. If all of the conditions in Section 5(h) are not satisfied by the Outside Closing Date (or waived in writing by Seller), then Seller shall have the shall have the right to terminate this Agreement and to receive the Deposit, unless the same is due and payable to Purchaser in accordance with an express provision of this Agreement.

6. Purchaser’s Representations and Warranties. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date and as of the Closing Date:

(a) Authority; Execution and Validity. This Agreement being executed and delivered pursuant to this Agreement (including pursuant to Section 5(d)) has been duly authorized, executed and delivered by Purchaser and constitutes a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization laws or by applicable principles of equity.

(b) Reserved.

(c) Bankruptcy. Purchaser has not filed or been the subject of any filing of a petition under the federal bankruptcy law or any state insolvency laws or laws for the reorganization of debtors. Purchaser is not insolvent (within the meaning of any applicable federal or state law relating to bankruptcy or fraudulent transfers) and will not be rendered insolvent by the transactions contemplated by this Agreement.

(d) Litigation. There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to Purchaser’s knowledge, overtly threatened, against Purchaser that would have a material adverse effect on Purchaser or materially impair the consummation of the transactions contemplated by this Agreement.

(e) No Violations of Laws or Agreements. Neither the execution and delivery of this Agreement by Purchaser nor the compliance with or fulfillment by Purchaser of the terms, conditions, or provisions of this Agreement being executed and delivered pursuant to this Agreement (including pursuant to Section 5(d)) will: (i) conflict with, result in a breach of, constitute a default (or an event that would, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in termination of, result in the loss of any right under, or give to any other person the right to cause such a termination of or loss under any material contract, agreement or instrument to which Purchaser is a party; or (ii) violate any order, law, or regulation to which Purchaser is subject.

(f) Embargoed Person. None of Purchaser, its Subsidiaries, nor any of their respective officers, directors or members is a Person (or to Purchaser’s knowledge, controlled by a Person): (i) that is listed on a Government List, (ii) is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001, (iii) has been previously indicted for or convicted of any felony involving a crime of moral turpitude or any Patriot Act Offense (as defined below), or (iv) is currently under investigation by any Governmental Authority for alleged felony involving a crime of moral turpitude.

(g) Brokers. Purchaser represents and warrants that it has not engaged or worked with any brokers, agents or investment bankers in connection with transactions contemplated by this Agreement, other than Raymond James, which will be paid at the close of escrow by Purchaser pursuant to a separate written agreement.

7. Seller’s Representations and Warranties. Except as set forth on the Disclosure Schedule or any Seller Disclosure Schedule Supplement, Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date and as of the Closing Date:

(a) Authority; Execution and Validity. This Agreement being executed and delivered pursuant to this Agreement (including pursuant to Section 5(c)) has been duly authorized, executed and delivered by Seller or the other Transferor, as applicable, and constitutes a legal, valid, and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization laws or by applicable principles of equity.

(b) Title and Ownership. Seller, directly or indirectly, through one or more wholly-owned Subsidiaries, owns 100% of the Assigned Interests, as set forth on Schedule VIII. Each Assigned Interest represents all of the membership interests in applicable Company as set forth on Schedule VIII. Seller represents all of the managing members of the Companies. The applicable Transferor of each Assigned Interest has good, valid, and indefeasible title to the Assigned Interests free and clear of any Encumbrance (hereinafter defined), other than Permitted Liens and Permitted Exceptions. For purposes of this Agreement, an “Encumbrance” means any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, right of first offer, agreement of sale, adverse claim, easement, lien, assessment, restrictive covenant, encroachment, burden or charge of any kind or nature whatsoever.

(c) No Options, Rights, or Warrants. There are no existing options, rights, warrants, commitments, agreements, or instruments or any type to which the Seller or any Company is bound, or to which the Assigned Interests are subject, under or pursuant to which any Person shall be given, provided or otherwise afforded the right, option, occasion, possibility, or opportunity to purchase any portion of the Assigned Interests.

(d) Financial Statements. Seller, in connection with its delivery of the initial Disclosure Schedules pursuant to Section 3(a), will provide true, complete and correct copies of the unaudited balance sheet of each Company with respect to which an Assigned Interest may be purchased hereunder (the “Company Balance Sheets”) as of June 30, 2019 (the “Company Balance Sheet Date”). Each such Company Balance Sheet (i) was prepared in accordance with the books of account and records of the applicable Company and (ii) fairly presents the financial condition and the results of operations of the applicable Company as of the dates and for the periods indicated.

(e) No Liabilities. Except as set forth in the Company Balance Sheets (in the case of the Companies with respect to which an Assigned Interest may be purchased hereunder), there are no known Liabilities of the Company relating to its business of the type that would be required to be reflected on a balance sheet prepared using US GAAP (it being understood that no Company Balance Sheet was prepared using US GAAP), other than: (i) those Liabilities reflected on the Company Balance Sheets (in the case of the Companies with respect to which an Assigned Interest may be purchased hereunder) and not previously paid or discharged; and (ii) those Liabilities incurred after the Company Balance Sheets Date for any Company arising in the ordinary course of business and consistent with past practice.

(f) No Indebtedness. Other than the Loan Agreement to which the applicable Company that owns the Freddie Properties is subject, no applicable Company has any Indebtedness.

(g) No Proceedings. There are no actions, suits, or proceedings pending or, to Seller’s knowledge, threatened against Seller that, if adversely determined, would affect the ability of Seller to perform its obligations under this Agreement or would have a material adverse effect on the value or operation of the Acquired Assets.

(h) Subsidiaries. No applicable Company, directly or indirectly, owns or has the right or the obligation to acquire any capital stock or other equity interest in, any other corporation, limited liability company, joint venture or other entity.

(i) Non-Foreign Status. None of the Transferors is a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the applicable regulations (the “Code”).

(j) Default under Company Agreement. No Company is in default in any material respect under its limited liability company operating agreement.

(k) Property Representations. The property representations (the “Property Representations”) listed on Exhibit F attached hereto are made with respect to each Property.

(l) Bankruptcy. None of Seller or any of its Subsidiaries have filed or been the subject of any filing of a petition under the federal bankruptcy law or any state insolvency laws or laws for the reorganization of debtors. None of the Transferors is insolvent (within the meaning of any applicable federal or state law relating to bankruptcy or fraudulent transfers) and will not be rendered insolvent by the transactions contemplated by this Agreement.

(m) Litigation. There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to Seller’s knowledge, overtly threatened, against Seller or any Company that would have a material adverse effect on Seller or the Company or materially impair the consummation of the transactions contemplated by this Agreement.

(n) No Violations of Laws or Agreements. Neither the execution and delivery of this Agreement being executed and delivered pursuant to this Agreement (including pursuant to Section 5(c)) by Seller or the other Transferor party thereto, as applicable, nor the compliance with or fulfillment of the terms, conditions, or provisions hereof, by such Person will: (i) other than with respect to the Financing Documents, conflict with, result in a breach of, constitute a default (or an event that would, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in termination of, result in the loss of any right under, or give to any other person the right to cause such a termination of or loss under any material contract, agreement or instrument to which any Company is a party or by which the Assigned Interests are bound or affected; or (ii) violate any order, law, or regulation to which any Company is subject and/or by which the Assigned Interests may be bound or affected.

(o) Contracts. No Company is a party to any agreement, other than (i) any Management Agreement that is being terminated on or before the Closing, (ii) in the case of the applicable Company that owns the Freddie Properties, the Loan Agreement, and (iii) Leases.

(p) Embargoed Person. None of Seller, its Subsidiaries, nor any of their respective officers, directors or members is a Person (or to Seller’s knowledge, controlled by a Person): (i) that is listed on a Government List, (ii) is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001, (iii) has been previously indicted for or convicted of any felony involving a crime of moral turpitude or any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged felony involving a crime of moral turpitude. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

(q) Taxes.

(i) Seller has received no written notice that any Company or Transferor is in violation of applicable Laws related to Taxes, except as would not reasonably be expected to have a material adverse effect on such Company or Transferor. To the Seller’s knowledge, there are no violations of applicable Laws related to Taxes, except as would not reasonably be expected to have a material adverse effect any Company or Transferor.

(ii) Each Company and Transferor has complied with all Laws related to Taxes, except for any failure that would not have a material adverse effect on such Company or Transferor.

(iii) Each Company and Transferor has timely filed (within any applicable extension periods) all material Tax Returns required to be filed in the Pre-Closing Tax Period by such Company or Transferor. All such Tax Returns were true, correct and complete in all material respects, and all material Taxes of each Company and Transferor (whether or not shown as due and payable on any Tax Returns) have been timely paid.

(iv) There are no Encumbrances for material Taxes on any assets of any Company or Transferor, other than Encumbrances for current Taxes not yet due and payable and Taxes being contested in good faith through appropriate proceedings.

(v) All material Taxes of the Company and Transferor not yet due and payable have been properly accrued on the books of the Company or Transferor, as applicable, in accordance with accrual accounting.

(vi) No Company has been granted by any Governmental Authority any extension or waiver of the statute of limitations for any material Tax Returns reflecting income of the Company, which (after giving effect to such extension or waiver) has not yet expired.

(vii) Each Company has timely and properly withheld all material Taxes required to be withheld from payments to its employees, agents, contractors, nonresidents, members, lenders, and other Persons. Each Company has timely remitted all withheld Taxes to the proper Governmental Authority in accordance with all applicable Laws.

(viii) No Company has ever been a member of any Affiliated Group. No Company is liable for any material Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability, or otherwise. No Company is a party to any Tax Sharing Agreements.

(ix) No audits or other legal proceedings are in progress, pending or, to the knowledge of Seller, threatened with regard to any Taxes or Tax Returns of or with respect to, any Company. Neither Seller nor any Company has received a written notice from any Governmental Authority that any Company (or Seller as a result of its direct or indirect ownership of any Company) is required to pay Taxes or file Tax Returns in a jurisdiction in which the any Company (or Seller as a result of its direct or indirect ownership of any Company) does not file Tax Returns or pay Taxes. No Company has commenced a voluntary disclosure proceeding in any state or local jurisdiction that has not been fully resolved or settled.

(x) No Company has engaged in any transaction which is a “listed transaction” (or a substantially similar transaction) within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the effective dates).

(xi) Neither Seller nor any Company has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or other request pending with any Governmental Authority that relates to the Taxes or Tax Returns of any Company. No power of attorney granted by any Company with respect to any Taxes is currently in force. No Company has executed or filed with any Governmental Authority any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax, which extension is still in effect.

(xii) Each Company is (and since its date of formation has been) classified as a disregarded entity for federal income Tax purposes (and any corresponding or similar applicable provision of state, local, foreign or other Law with respect to income Taxes) and no election has been made (or is pending) to change such treatment.

(xiii) Intentionally Omitted

(xiv) Intentionally Omitted

(xv) Intentionally Omitted

(xvi) Except as may be deemed to occur as a result of the receipt of Housing Assistance Payments, no asset of any Company is tax-exempt use property under Code Section 168(h). No portion of the cost of any asset of any Company has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code Section 103(a). None of the assets of any Company is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(r) Brokers. Seller represents and warrants that it has not engaged or worked with any brokers, agent or investment banker in connection with transactions contemplated by this Agreement, other than (i) Nomura, which will be paid at the close of escrow by Seller pursuant to a separate written agreement, and (ii) Berkadia, whose brokerage commissions will be paid by Seller at the close of escrow pursuant to separate written agreement.

(s) Rent Roll. The Rent Roll attached hereto as Exhibit G is true and correct in all material respects, identifies all Properties, and describes the Leases affecting the Properties as of the date thereon. The applicable Company identified opposite each Lease is the lessor or landlord or the successor lessor or landlord under such Lease. The Rent Roll is a copy of the rent roll utilized by Seller with respect to its indirect ownership and operation of the Properties. The rents set forth on the Rent Roll are the actual rents, income, and charges presently being collected by the applicable Companies under the Leases. Except as set forth on the Rent Roll, no tenant under any of the Leases has prepaid any rents or other charges for more than the current month. No security deposits have been paid by any tenants under the Leases which have not heretofore been returned, except as listed on the Rent Roll.

(t) No Employees. No Company has any employees.

8. Covenants of Seller Prior to Closing. From and after the Effective Date until Closing or earlier termination of this Agreement, Seller shall:

(a) Operation. Cause each Company and Transferor to operate and maintain its Properties substantially in accordance with Seller’s and such Company’s past practices with respect to the Properties, including maintaining a minimum occupancy of 85%, in the aggregate, across all Properties.

(b) Contracts. After the expiration of the Due Diligence Period, not permit any Company to execute any new Major Contract or amend or terminate any existing Major Contract without Purchaser’s prior written approval, which shall not be unreasonably withheld.

(c) Leases. After the expiration of the Due Diligence Period, not permit any Company, without Purchaser’s prior written approval, which shall not be unreasonably withheld, to execute any new lease applicable to any Property or amend any Lease unless such lease constitutes an Eligible Lease.

(d) Litigation; Violations; Casualty; Condemnation. Advise Purchaser promptly of any litigation, arbitration proceeding or administrative hearing (including condemnation) before any Governmental Authority or any casualty which might have an Individual Material Adverse Effect on any Property.

(e) Sale of Personal Property. Not transfer or dispose of, or permit to be sold, transferred or otherwise disposed of, any item or group of items constituting personal property associated with any Property, except for the use and consumption of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business.

(f) Distributions. Solely in the case of the Companies with respect to which an Assigned Interest shall be purchased hereunder, not cause or direct the Company to make any distributions to the member of the Company without Purchaser’s prior written approval, which shall not be unreasonably conditioned, delayed or withheld.

(g) Actions. Not waive, release, assign, settle or compromise any material Actions against any Company, any Transferor, or any Property other than evictions and similar legal action against tenants in the normal course of business.

(h) Zoning. Not permit any Company to initiate or consent to any material zoning reclassification of any Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Property.

(i) Taxes. Not (i) incur any material Taxes outside of the ordinary course of business; (ii) enter into any agreement with any Governmental Authority with respect to any Tax or Tax Returns of any Company; (iii) surrender a right of any Company to a Tax refund; (iv) change an accounting period of any Company with respect to any Tax; (v) file an amended Tax Return for the Company or any Subsidiary of the Company; (vi) make a Tax election inconsistent with past practices; (vii) change or revoke any election with respect to Taxes or Tax Return of any Company; (viii) extend the applicable statute of limitations with respect to any Tax of any Company; or (ix) take any action that could result in the Company ceasing to be classified as a “disregarded entity” for income Tax purposes.

(j) Additional Properties. Not acquire through any Company any additional properties. For avoidance of doubt, nothing in this Article 8 shall restrict or prohibit Seller or any Company from transferring any Property to another Company or an Affiliate provided that such Affiliate executes and delivers a Joinder Agreement in the same form by which the other Companies’ became bound hereby.

(k) Required Inspections. During the pendency of this Agreement or prior to Closing, as applicable, (i) complete, in a timely manner (A) any annual property inspection or occupancy inspection which is due to be done and required under applicable Law with respect to any Property, or (B) any property inspection or occupancy inspection required for the transfer of any Property to Purchaser under applicable Law, (ii) correct any defects or other items required to be corrected in connection with any such inspection, and (iii) provide Purchaser with all documentation and information relating to such inspection, including any documentation evidencing the completion of such inspection and the correction of any required defects or other items by such Seller as required pursuant to any such inspection.

(l) HOA Estoppels. After the expiration of the Due Diligence Period and prior to Closing, as applicable, use commercially reasonable efforts to seek to obtain estoppel certificates from HOAs with respect to any Property on the forms customarily used by the applicable HOA.

9. Indemnification.

(a) Indemnification by Seller. Subject to the provisions of Section 10 below, Seller agrees to jointly and severally indemnify and hold harmless Purchaser, its Affiliates and its and their respective Affiliates, directors, officers, members, managers, and agents, and each of the executors, successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) for any liability, claim, lawsuit, damages, cause of action and expenses, including reasonable attorneys’ fees, (collectively, “Losses”) related to such incurred by or asserted against any of Purchaser Indemnified Parties in connection with or arising from (i) any breach by Seller of Seller’s Warranties contained herein, (ii) any breach by Seller of any of its covenants or agreements contained herein that expressly survive Closing, which breach results from facts and circumstances arising after Closing, (iii) any Seller Transaction Expenses, (iv) any Indebtedness not set forth on the Disclosure Schedules, (v) any Excluded Liabilities or other Liabilities arising out of or related to the Excluded Assets, and (vi) facts or circumstances constituting a breach by an applicable Company under the Leases prior to the Closing Date (collectively, the “Seller’s Indemnified Claims”).

(b) Indemnification by Purchaser. Each Purchaser agrees to indemnify and hold harmless Seller, its Affiliates and its and their respective Affiliates, directors, officers, members, managers, partners, and agents, and each of the executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) for any Losses related to such incurred by or asserted against any of the

Seller Indemnified Parties in connection with or arising from (i) any breach by Purchaser of its representations and warranties contained herein, (ii) any breach by Purchaser of any of its covenants or agreements contained herein that expressly survive Closing, which breach results from facts and circumstances arising after Closing, (iii) any Purchaser Transaction Expenses, or (iv) arising under the Leases from and after the Closing Date.

10. General Provisions.

(a) Survival. The parties’ representations and warranties contained herein shall survive Closing (including, without limitation, the provisions of Section 13), the Closing Documents or made in writing by Seller or Purchaser in connection herewith shall survive Closing.

(b) Time Limitations on Claims; Claim Notices and Responses.

(i) A Party may make a claim for indemnification under Section 9 (each, a “Claim”) until the expiration of the applicable statute of limitations under the Laws of the State of Texas with respect thereto, except as set forth in Section 10(c) and Section 10(e), as applicable, by delivering written notice thereof to the other Party (each such written notice, a “Claim Notice”) in accordance with this Article 10(b).

(ii) Each Claim Notice shall contain the following information: (A) that one or more Parties has directly or indirectly incurred, paid or properly accrued or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue, Losses in an aggregate stated amount arising from such Claim (which amount may be an estimated amount or may be the amount of Losses claimed by a third party); and (B) a brief description, in reasonable detail (to the extent reasonably available to such Person), of the facts, circumstances or events giving rise to the alleged Losses based on such indemnified Party’s good faith belief thereof, including, to the extent reasonably available to such Person: (1) the identity and address of any third party claimant, (2) copies of any formal demand or complaint and (3) the specific nature of the breach to which such item is related; provided, however, that the Claim Notice may be updated and amended from time to time in good faith by delivering an updated or amended Claim Notice to the proposed indemnifying Party, so long as the delivery of the original Claim Notice is made within the applicable claims period and such update or amendment only asserts bases for liability reasonably related to the underlying facts and circumstances specifically set forth in such original Claim Notice; provided, further, that all Claims for Losses properly set forth in the original Claim Notice or any permitted update or amendment thereto shall remain outstanding until such Claims for Losses have been finally resolved or satisfied, notwithstanding the expiration of such Claims period.

(iii) Each Claim Notice given by an Indemnified Party shall be resolved as follows:

(A) If, within ten (10) business days after a Claim Notice is received by the indemnifying Party, the indemnifying Party does not contest such Claim Notice in writing to the indemnified Party (with a copy to the Indemnity Escrow Agent if the claim involves recovery against the Indemnity Escrow Amount) as provided in clause (B) below, the indemnifying Party shall be conclusively deemed to have consented, on behalf of all indemnifying Parties, as applicable, to the recovery by the indemnified Party of the full amount of Losses (subject to the limitations contained in this Article 10) specified in the Claim Notice in accordance with this Article 10, including the forfeiture of all or a portion of the Indemnity Escrow Amount, and, without further notice, to have stipulated to the entry of a final judgment for damages against the indemnifying Parties for such amount in any court having jurisdiction over the matter where venue is proper.

(B) If the indemnifying Party gives the indemnified Party written notice contesting all or any portion of a Claim Notice (a “Contested Claim”) (with a copy to the Indemnity Escrow Agent if the Claim involves recovery against the Indemnity Escrow Amount) within the ten (10) business day period specified in clause (A) above, then such Contested Claim shall be resolved by either (1) a written settlement agreement executed by Purchaser and Seller (a copy of which shall be furnished to the Indemnity Escrow Agent if the Claim involves recovery against the Indemnity Escrow Funds) or (2) in the absence of such a written settlement agreement within thirty (30) days following receipt by the indemnified Party of the written notice from the indemnitor, by binding litigation between Purchaser and the Seller in accordance with the applicable terms and provisions of Article 17, including Sections 17(c) and (d).

(c) Representation Sunset Period. Notwithstanding the foregoing, Seller shall not be liable with respect to any Claim for the breach or inaccuracy of any Seller’s Warranties, unless a Claim Notice is delivered to Seller on or prior to the date that is nine (9) months after the Closing Date (the “Representation Sunset Period”); provided, however, that, notwithstanding the foregoing, any Liabilities resulting from any breach of any of Seller’s Warranties in Section 7(a), 7(b), 7(c), or 7(o) (the “Seller Fundamental Representations”) shall not be subject to the Representation Sunset Period.

(d) Cure Rights. If on or prior to the Representation Sunset Period with respect to a Property a breach of a Property Representation is discovered, Purchaser shall have the right to promptly provide written notice to Seller (but not later than the expiration of the Representation Sunset Period), and within ten (10) days following receipt of such written notice (or such shorter time period as may be required of Purchaser under Purchaser’s loan documents applicable to the Property) Seller shall have the option to take one of the following actions: (i) cure the defect or breach (if, in fact, curable) on the Property or Properties in question, or (ii) purchase (or cause to be purchased) the applicable Property or Properties that are in breach of such Property Representation at the Allocated Purchase Price for such affected Property or Properties together with any out-of-pocket costs incurred by Purchaser in connection with such breach.

(e) Purchaser’s Survival Period. Notwithstanding the foregoing, no Purchaser shall be liable with respect to any Claim for the breach or inaccuracy of any of Purchaser’s representations and warranties contained herein and the Closing Documents unless written notice of a claim thereof is delivered to Purchaser on or prior to the date that is nine (9) months after the Closing Date (the “Purchaser’s Survival Period”). Seller and Purchaser agree that so long as written notice is given on or prior to the expiration of Purchaser’s Survival Period with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is resolved. Notwithstanding the foregoing, any Liabilities resulting from any breach of any of the any of Purchaser’s representations and warranties in Section 6(a) (the “Purchaser Fundamental Representation”) shall not be subject to Purchaser’s Survival Period.

(f) Maximum Liability; Cap. Neither Party shall only be liable to the other hereunder for breaches of this Agreement or any of the Closing Documents unless the valid claims for all such breaches collectively aggregate more than the Liability Threshold (and once Liability Threshold has been reached the breaching Party shall be liable solely for amounts in excess of the Liability Threshold), not to exceed the Liability Cap in the aggregate. Notwithstanding the foregoing, any Liabilities resulting from any of the following shall not be subject to the Liability Threshold or the Liability Cap: (i) a breach based on fraudulent or willful misrepresentations (as determined by a final, non-appealable judgement by a court of competent jurisdiction), (ii) the indemnity obligations set forth in this Agreement or any of the Closing Documents (iii) a breach by Seller of any of the Seller Fundamental Representations or any of the obligations, covenants and agreements set forth in Sections 10(h)(ii) and 13, (iii) Seller Transaction Expenses, (iv) a breach by Purchaser of the Purchaser Fundamental Representation, (v) any prorations or closing cost adjustments pursuant this Agreement, whether occurring before or after Closing, and (vii) the obligations set forth in Section 17(p).

(g) No Consequential Damages. Notwithstanding anything in this Agreement to the contrary, in connection with its indemnification obligations under this Section 10 or any other indemnification obligations of Purchaser or Seller set forth in this Agreement, neither Purchaser nor Seller shall be liable to each other for consequential, exemplary, punitive, indirect or incidental losses, special damages, lost profits or similar items (including loss of revenue, income or profits or loss of business reputation or opportunity relating to a breach or alleged breach) whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the sole, joint or concurrent negligence, strict liability or other fault of the other Party or its Affiliates, unless the same are imposed by a third party that is not an Affiliate of a Purchaser or a Seller.

(h) Additional Limitations and Agreements. Notwithstanding anything to the contrary:

(i) Seller does not represent or warrant that any particular Lease will be in force or effect on the Closing Date or that the Tenants will have performed their obligations thereunder, provided, however, that the foregoing shall not relieve Seller of its obligation to affirm Seller’s Warranties as of the Closing Date pursuant to Section 5(c)(iv).

(ii) If no later than the date that is ten (10) business days prior to Closing, Purchaser obtains actual knowledge (and not imputed or constructive knowledge) that any breach of Seller’s Warranties contained herein that would otherwise give rise to a Claim under Section 9(a)(i) (“Known Pre-Closing Breaches”), then Purchaser shall promptly (but in any event at least three (3) business days prior to the Closing Date) notify Seller of such Known Pre-Closing Breaches (“Pre-Closing Notice”). Seller shall respond to the Pre-Closing Notice within two (2) business days after receipt notifying Purchaser whether Seller will (1) cure the Known Pre-Closing Breaches (“Cure Notice”), which may be cured by the payment of (or credit to Purchaser at Closing) a liquidated sum or other manner reasonably acceptable to Purchaser, or (2) to exclude the applicable Property from the Closing by effectuating a Defective Property Transfer.

(A) If Seller timely delivers a Cure Notice electing the option set forth in Section 10(h)(ii)(1), then Closing shall proceed in accordance with this Agreement; provided, if the Known Pre-Closing Breach is not cured at or prior to Closing and the Known Pre-Closing Breach does cause the designation of a Defective Property, Seller’s obligation to cure such Known Pre-Closing Breach in the manner set forth in the Cure Notice shall survive the Closing and shall not be subject to the Liability Threshold or the Liability Cap. Notwithstanding the foregoing, if the Known Pre-Closing Breach causes a designation of a Defective Property, Seller’ failure to cure shall not be in default of this Agreement and, subject to Section 3(d), Seller shall, in the case any Defective Property is part of the Direct Sale Properties, remove such Defective Property from this transaction by not conveying such Defective Property to Purchaser at the Closing, or in the case the Defective Property is part of the Assigned Interest, effectuate a Defective Property Transfer for such Defective Property, and the parties shall proceed with the Closing.

(B) If Seller timely delivers a Cure Notice electing the option set forth in Section 10(h)(ii)(2), then Closing shall proceed in accordance with this Agreement, Seller shall cause a Defective Property Transfer.

(C) If Seller does not timely deliver a Cure Notice, Closing shall proceed, and Purchaser shall reserve their rights under Section 9(a)(i) and shall not be subject to the Liability Threshold or the Liability Cap with respect thereto.

(D) If Purchaser fails to timely deliver a Pre-Closing Notice, Purchaser shall be deemed to have waived any Known Pre-Closing Breaches.

(iii) A Party will not be liable more than once for indemnifiable amounts arising out of particular circumstances, even if those circumstances give rise to indemnifiable amounts under multiple sections or subsections of this Agreement. To the extent that any amount has been taken into account in the Closing Statement or the Final Statement with certain facts and circumstances, solely the portion of such amount, if any, that exceeds the amount so taken into account with respect such facts and circumstances shall be recoverable under Article 9, subject to all of the other provisions of this Article 10.

(iv) For purposes of calculating or determining any indemnifiable amount under Article 9, there shall be deducted an amount equal to the amount of any proceeds actually received by the indemnified Person, respectively, from any third-party insurer in connection therewith (after giving effect to any deductible or increase in premium associated therewith to the extent paid or payable and net of any costs, Taxes and expenses of recovery or collection thereof).

(v) The Parties will treat any payment pursuant to this Article 10 as an adjustment to the Purchase Price for Tax purposes.

(i) Third Party Claims Procedures.

(i) Notwithstanding anything to the contrary contained in this Article 10, Pre-Closing Tax Contests shall be exclusively governed by the provisions in Article 13.

(ii) Except as set forth in clause (iv) below, if a third party claim is commenced, then the Seller has or the Purchaser has, as the case may be (the “Defense Provider”), a right to provide a defense to the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be (the “Defense Recipient”), concerning the third party claim for which the Defense Recipient has delivered a Claim Notice to the Defense Provider in accordance with this Article 10. The Defense Provider has the right to select counsel that will defend the Defense Recipient, subject to the Defense Recipient’s approval, not to be unreasonably withheld. The Defense Provider has the right to settle or compromise the third party claim, subject to the Defense Recipient’s approval, not to be unreasonably withheld; provided that no such consent shall be required if (A) the sole relief provided is monetary damages that are reimbursed to the Defense Recipient in full as Losses, (B) the settlement does not entail an admission of liability on the part the Defense Recipient, and (C) the settlement includes an unconditional release of the Defense Recipient from all liability or Losses with respect to such third party claim. The Defense Recipient must reasonably cooperate with the Defense Provider and must timely inform and consult with the Defense Provider on all matters relating to the third party claim. If the Defense Provider fails, after exercising its right to provide a defense, to diligently pursue the defense of the Defense Recipient, such as, by failing to select counsel, then the Defense Recipient will have the right to defend itself and select counsel of its own choosing and to take actions in its best interests concerning the third party claim, and the Defense Recipient will not be required to cooperate with the Defense Provider concerning the exchange of information unless otherwise required by the other provisions of this Agreement. The Defense Provider, and not the Defense Recipient, will solely be responsible for payment of the fees and expenses of counsel provided by the Defense Provider, and the Defense Provider must pay that counsel’s fees and expenses when due, except that if the Defense Recipient unreasonably withholds approval from the Defense Provider concerning the

Defense Provider’s right to settle or compromise the third party claim, then after the unreasonable withholding of approval, the Defense Recipient will solely be responsible for payment of the fees and expenses of that counsel incurred after the unreasonable withholding of approval, and the Defense Recipient must pay when due that counsel’s fees and expenses incurred after the unreasonable withholding of approval.

(iii) If the Defense Provider provides a defense under clause (ii), and a conflict of interest arises, the Defense Recipient will have a right to independent counsel to represent the Defense Recipient unless, at the time the Defense Recipient is informed that a possible conflict may arise or does exist, the Defense Recipient expressly waives, in writing, the Defense Recipient’s right to independent counsel. If the Defense Recipient has a right to independent counsel, the Defense Recipient has the right to select the independent counsel, subject to Defense Provider’s approval, not to be unreasonably withheld. Where the Defense Recipient selects independent counsel under the provisions of this Section, both the counsel provided by the Defense Provider and independent counsel selected by the Defense Recipient will be allowed to participate in all aspects of the third party claim. The Defense Recipient or the Defense Provider, as the case may be, will not settle or compromise the third party claim without the other’s consent, not be unreasonably withheld. The Parties agree that counsel must cooperate in the exchange of information in a manner that is consistent with each counsel’s ethical and legal obligation to the Defense Recipient. The Defense Provider, and not the Defense Recipient, will solely be responsible for payment of the independent counsel’s fees and expenses and the Defense Provider must pay the independent counsel’s fees and expenses when due, except that if the Defense Recipient unreasonably withholds approval from the Defense Provider concerning the a proposal by the Defense Provider to settle or compromise the third party claim, then after the unreasonable withholding of approval, the Defense Recipient will solely be responsible for payment of the fees and expenses of the independent counsel incurred after the unreasonable withholding of approval, and the Defense Recipient must pay when due that independents counsel’s fees and expenses incurred after the unreasonable withholding of approval.

(iv) If a Party that (A) would otherwise be a Defense Recipient under clause (ii) above, and (B) delivers a claim notice concerning a third party claim, provides notice of, and tenders the claim to, an insurance provider and the insurance provider agrees to indemnify and defend the Party (regardless of whether or not the indemnification and defense is provided under a reservation of rights), then the defense and indemnity procedures under the applicable insurance policy will control, and the Party that has rights under the insurance policy will have the discretion to make all decisions reserved for the policyholder under the insurance policy, including the right to select independent counsel, if applicable, and to take actions in its own best interests without consideration for the interests of the Person that would otherwise be the Defense Provider but for this clause (iv). The Party that would otherwise be the Defense Provider but for this clause (iv) will reasonably cooperate with the Person that would otherwise be Defense Recipient but for this clause (iv) to enable that Party to comply with any obligations imposed on that Person under the applicable insurance policy, including any obligation to cooperate and provide information and materials to the insurance provider.

(j) Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ASSIGNED RIGHTS AND THE PROPERTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE ASSIGNED RIGHTS AND THE PROPERTIES WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE BOOKS AND RECORDS OR ANY OTHER

INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE ASSIGNED RIGHTS AND THE PROPERTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE ASSIGNED RIGHTS AND THE PROPERTIES “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSIGNED RIGHTS AND THE PROPERTIES OR RELATING THERETO MADE OR FURNISHED BY SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE ASSIGNED RIGHTS AND THE PROPERTIES, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTIES AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTIES, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE ASSIGNED RIGHTS AND THE PROPERTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTIES BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER AND SELLER SHALL NOT BE LIABLE TO PURCHASER FOR SUCH CLEAN-UP, REMOVAL OR REMEDIATION. AS PART OF THE PROVISIONS OF THIS SECTION, BUT NOT AS A LIMITATION THEREON, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN OR DISCLOSED, AND PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS WHICH IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT, BY VIRTUE OF THE PROVISIONS OF FEDERAL, STATE OR LOCAL LAW, RULES OR REGULATIONS. SELLER AND PURCHASER AGREE THAT THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING. NOTWITHSTANDING THE

FOREGOING, THE RELEASE SET FORTH IN SECTION SHALL NOT APPLY TO THE INTENTIONAL FRAUD OF SELLER (AS DETERMINED PURSUANT TO A FINAL JUDGMENT ISSUED BY A COURT OF COMPETENT JURISDICTION) OR A BREACH OF A REPRESENTATION OF SELLER IN THIS AGREEMENT WHICH EXPRESSLY SURVIVES THE CLOSING.

(k) Source of Recovery. Any payments due to Purchaser related to any Seller’s Indemnified Claims shall be payable by Seller as follows: (i) first, to be deducted from the applicable Indemnity Escrow Funds in accordance with the terms and conditions of this Agreement and the applicable Indemnity Escrow Agreement; and (ii) second, after the applicable Indemnity Escrow Funds have been exhausted or otherwise fully reserved for pending Claims, any remaining amounts payable in respect of such Claim shall be paid in cash, by wire transfer of immediately available funds, in each case subject to the limitations set forth in Section 10.

11. Payment. Within five (5) business days following the date on which both a Party’s liability for indemnification is established and the indemnifiable Losses amount is established, the indemnifying Party must pay such amount, as the case may be, by wire transfer of immediately available funds to an account designated in writing by other Party.

12. Breach and Termination.

(a) Breach by Purchaser. If Purchaser breaches this Agreement in any material respect and such failure continues for five (5) days after written notice from Seller to Purchaser regarding the same, then as its sole and exclusive remedy, Seller may terminate this Agreement by written notice to Purchaser and receive the Deposit. The parties acknowledge the difficulty of ascertaining Seller’s damages in such a circumstance and agree that the amount of the Deposit represents a reasonable and mutual attempt by Purchaser and Seller to anticipate the consequence to Seller of Purchaser’s breach. Upon the termination of this Agreement pursuant to this Section 12(a), and except for obligations that expressly survive the expiration or earlier termination of this Agreement, this Agreement shall be deemed void, and Seller shall have no rights hereunder to specific performance or damages. The notice and cure period set forth in this paragraph does not apply to Purchaser’s obligation to deliver the Purchase Price in accordance with this Agreement.

(b) Breach by Seller Prior to the Closing. If Seller breaches this Agreement (other than a breach pursuant to Section 10(h)(ii), which shall be resolved pursuant to the provisions thereof) prior to the Closing in any material respect and such failure continues for five (5) days after written notice from Purchaser to Seller regarding the same, then Purchaser shall have the right, as its sole and exclusive remedies, to either (i) terminate this Agreement and receive a full refund of the Deposit, and Seller shall promptly pay to Purchaser as full liquidated damages for Seller’s failure to close in accordance with the terms of this Agreement all of Purchaser’s third-party costs incurred in connection with this Agreement not to exceed $250,000 (collectively, “Seller’s Default Payment”), or (ii) pursue an action for specific performance; provided, however, specific performance shall only be available if a Purchaser files suit to pursue specific performance within ninety (90) days after Seller’s default, failing which Purchaser shall be deemed to have elected to pursue the remedy set forth in subsection (i) above. Other than Seller’s Default Payment and any attorneys’ fees, costs, and expenses incurred in enforcing this Agreement, Seller shall not be liable to Purchaser for any further actual, punitive, speculative, or consequential damages or any other remedy at law or in equity.

13. Tax Matters.

(a) Tax Indemnity.

(i) Seller shall pay and indemnify Purchaser, the Company and each Subsidiary of the Company and all other Purchaser Indemnified Parties for (A) all Indemnified Taxes, (B) all reasonable out-of-pocket costs and expenses of preparing Tax Returns for a Pre-Closing Tax Period, except to the extent that such costs and expenses are paid by the Company during the Pre-Closing Tax Period, and (C) all reasonable out-of-pocket costs and expenses of contesting any audit or other legal proceeding that would result in the imposition of an Indemnified Tax (the items referred to in clauses (A), (B) or (C) in this Section 13(a) being collectively referred to as “Purchaser Tax Losses”). Seller will not be liable under this Section 13(a) for any liability to the extent attributable to or resulting from (x) a breach by Purchaser, or on or after the Closing, the Company or any Subsidiary of the Company, of any covenant described in Section 13(j) below, or (y) any claim, suit, action, litigation or proceeding with respect to which Seller was not afforded the opportunity to participate, if permitted to so participate.

(ii) Purchaser shall indemnify Seller for (A) all Taxes of the Company or any Subsidiary of the Company solely attributable to a Post-Closing Tax Period or to a portion of any Straddle Period ending after the Closing Date, (B) all Current Year Property Taxes allocated or credited to Purchaser under Section 4(b), (C) all Taxes of Purchaser, and (D) all Taxes resulting from a breach of any covenant in Section 13(j) below or any other similar covenant anywhere else in this Agreement. Purchaser will not be liable under this Section 13(a) for any liability to the extent attributable or resulting from (x) a breach by Seller, or prior to the Closing, the Company or any Subsidiary of the Company, of any of Seller’s Warranties in Section 7(o), or (y) a breach by Seller, or prior to the Closing, the Company or any Subsidiary of the Company, of any covenant or other agreement contained in this Agreement.

(b) Tax Returns.

(i) Seller, at its sole cost and expense, shall (A) prepare and timely file (or cause each Company and its Subsidiaries to prepare and timely file) all Tax Returns of each Company and each Subsidiary of each Company due on or prior to the Closing Date (specifically including, without limitation, all 2018 Tax Returns) (the “Pre-Closing Tax Returns” or the “Seller Prepared Returns”); and (B) timely pay (or cause each Company or its Subsidiaries to timely pay) all Taxes that are shown as payable with respect to any Seller Prepared Returns. Each Seller Prepared Return shall be prepared in accordance with existing procedures and practices and accounting methods of a Company or the applicable Subsidiary of a Company. Each Company Return due after the Closing Date that needs to be filed by a Company or any Subsidiary of a Company shall be submitted to Purchaser for review at least thirty (30) days prior to the due date of the Tax Return. If Purchaser objects to any item on any such Tax Return, it will, within ten (10) days after delivery of such Tax Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, Purchaser and Seller will negotiate in good faith and use their best efforts to resolve such items. If Purchaser and Seller are unable to reach such agreement within five (5) days after receipt by Seller of the notice of objection, the disputed items will be submitted to a nationally recognized independent accounting firm (the “Referee”), chosen by and mutually acceptable to both Purchaser and Seller within two (2) days of the date on which the need to choose the Referee arises. The Referee will resolve any disputed item within five (5) days of having the item referred to it pursuant to such procedures as it may require. The parties will promptly act to implement the decision of the Referee. The costs, fees and expenses of the Referee will be shared equally between Seller, on the one hand, and Purchaser, on the other. If a disputed issue is not resolved by the due date for the Tax Return (taking into account all available extensions), the Tax Return will be filed as prepared, and an amended Tax Return will be filed if necessary to reflect the Referee’s decision. Purchaser shall cause the Company to file all applicable Seller Prepared Returns timely and to be delivered to Purchaser in accordance with this Section 13(b)(i).

(ii) Purchaser, at its sole cost and expense, shall (A) cause each Company and each Subsidiary of each Company to prepare and timely file all Tax Returns other than the Seller Prepared Returns required to be filed by the Company after the Closing Date (excluding any extensions of Pre-Closing Tax Returns) (the “Purchaser Prepared Returns”); and (B) timely pay (or cause each Company or its Subsidiaries to timely pay) all Taxes that are shown as payable with respect to any Seller Prepared Returns. Each Company Return for a Straddle Period shall be submitted to Seller for review at least thirty (30) days prior to the due date of the Tax Return. If Seller object to any item on any such Tax Return, they will, within ten (10) days after delivery of such Tax Return, notify Purchaser in writing that they so object, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, Purchaser and Seller will negotiate in good faith and use their best efforts to resolve such items. If Purchaser and Seller are unable to reach such agreement within five (5) days after receipt by Purchaser of the notice of objection, the disputed items will be submitted to the Referee. The Referee will resolve any disputed item within five (5) days of having the item referred to it pursuant to such procedures as it may require. The parties will promptly act to implement the decision of the Referee. The costs, fees and expenses of the Referee will be shared equally between Seller, on the one hand, and Purchaser, on the other. If a disputed issue is not resolved by the due date for the Tax Return (taking into account all available extensions), the Tax Return will be filed as prepared, and an amended Tax Return will be filed if necessary to reflect the Referee’s decision.

(iii) Notwithstanding any other provision of this Section 13(b), Seller, at its sole cost and expense, shall be solely responsible for filing all of the Tax Returns required to be filed by Seller and paying all of the Taxes due and owing by Seller (including to the extent attributable to income of the Company or any of its Subsidiaries that flows up to Seller). Notwithstanding any other provision of this Section 13(b), Purchaser, at its sole cost and expense, shall be solely responsible for filing all of the Tax Returns required to be filed by Purchaser and paying all of the Taxes due and owing by Purchaser (including to the extent attributable to income of the Company or any of its Subsidiaries that flows up to Purchaser).

(iv) Purchaser will not permit a Company or any Subsidiary of a Company to file any amended Tax Return for a Pre-Closing Tax Period without the prior written consent of Seller.

(v) No Tax Return described in this Section 13(b) will be prepared by Purchaser or Seller in a manner not reasonably consistent with past practice, or with a change of any material election or accounting method, if such inconsistency or change would have the effect of benefiting one party and would have a material detrimental effect on the other party, except to the extent otherwise required due to a change in applicable law or regulations.

(c) Tax Refunds. Subject to the provisions of this Section 13(c), all refunds of Taxes of a Company or any Subsidiary of a Company for any Pre-Closing Tax Period or for the portion of a Straddle Period ending before the Closing Date (whether in the form of cash received from the applicable Governmental Authority or a direct credit against Taxes that are not Indemnified Taxes) shall be for the benefit of Seller. To the extent that Purchaser, a Company, or any Subsidiary of a Company receives a refund that is for the benefit of Seller, Purchaser will pay to Seller the amount of any such refund (without interest other than interest received from the Governmental Authority), net of (i) any Taxes (including any Taxes that would be imposed on a distribution of any portion of such refund to Purchaser); and (ii) any reasonable out-of-pocket expenses that Purchaser, a Company, any Subsidiary of a Company or any of their Affiliates incur (or has or will incur) with respect to such refund (and related interest). The net amount due to Seller shall be payable ten (10) days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of direct credit, ten (10) days after filing the Tax Return claiming such credit). Nothing in this Section 13(c) shall require that Purchaser make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of Purchaser, the Company, and any Subsidiaries of the Company) that is with respect to (A) any refund of Tax that is the result of the carrying back of any Tax attribute or Tax credit incurred in a Post-Closing Tax Period (or portion of any Straddle Period beginning after the Proration Time); (B) any refund of Tax paid after the Closing Date to the extent Seller have not indemnified Purchaser, the Company, or the applicable Subsidiary of the Company for such Taxes; (C) any refund for any Tax to the extent previously reflected as a positive adjustment to the Purchase Price on the Final Settlement or otherwise; or (D) any refund for Tax that gives rise to a payment obligation by the Company or any Subsidiary of the Company to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) by the Company (or any Subsidiary of the Company) on or prior to the Closing Date.

(d) Apportionment of Taxes. For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period (or the portion of any Straddle Period ending on or prior to the Closing Date), the parties agree as follows:

(i) Except as otherwise provided in Section 4(b), in the case of Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(ii) In the case of all other Taxes for a Straddle Period (including income Taxes, employment Taxes, and sales and use Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company or its applicable Subsidiary filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of this clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes.

(e) Cooperation. Purchaser, any Company and Seller shall (i) assist in the preparation and timely filing of any Tax Return of any Company or any Subsidiary of any Company; (ii) assist in any audit or other legal proceeding with respect to Taxes or Tax Returns of any Company or any Subsidiary of any Company; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of any Company or any Subsidiary of any Company; and (iv) provide any information necessary or reasonably requested to allow Purchaser, any Company, or any Subsidiary of any Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(f) Tax Distributions. Notwithstanding anything to the contrary herein, Seller covenants and agrees that Seller shall not retain any right to any distribution for Taxes pursuant to the terms of the Company’s operating agreement.

(g) Tax Treatment of the Transaction. The parties agree that the purchase and sale of the Direct Sale Properties shall be treated for U.S. federal income Tax purposes as the purchase and sale of capital assets for U.S. federal income Tax purposes. The parties further agree that the purchase and sale of the Assigned Interests shall be treated as a purchase sale of capital assets for U.S. federal income Tax purposes. The parties agree for all Tax reporting purposes to report the transactions in accordance with the agreements herein and the Allocation Methodology (as defined in clause (h) below), and to not take any position during the course of any audit or other proceeding, unless required by a final determination of the applicable Governmental Authority.

(h) Allocation of Consideration. Purchaser and Seller agree that the Purchase Price shall be allocated among the Acquired Assets as of the Closing Date in a manner consistent with the allocation methodology set forth on Schedule VII (the “Allocation Methodology”), including in preparing and filing IRS Form 8594 or any comparable form under state or local Tax law, and neither party shall take any position in any forum that is inconsistent therewith. The Allocation Methodology shall be used for purposes of determining the basis of each asset after the Closing Date and for all other applicable U.S. federal income Tax purposes. The parties shall make appropriate adjustments to any IRS Form 8594 or any comparable form under state or local Tax law to reflect changes in the Purchase Price, applying the Allocation Methodology. The parties agree for all Tax reporting purposes to report the transactions in accordance with the agreements herein and the Allocation Methodology, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with the agreements as to Tax treatment or Allocation Methodology, as adjusted pursuant to the preceding sentence, unless required by a determination of the applicable Governmental Authority that is final.

(i) Intentionally Omitted.

(j) Post-Closing Tax Period Tax Covenants.

(i) Purchaser covenant that without the prior consent of Seller they will not, and will not cause or permit the Company or any Subsidiary of the Company, to (A) take any action on or after the Closing Date other than in the ordinary course of business that could give rise to any Tax liability of Seller, or any indemnification obligation of Seller under Section 13(a), or (B) except as provided herein, make or change any material Tax election, amend any Tax Return, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case if such action could have the effect of increasing the Tax liability or reducing any Tax asset of Seller.

(ii) After the Closing Date, Purchaser, any Company, or any Subsidiary of any Company, will not, without the prior written consent of Seller, agree to the waiver or any extension of the statute of limitations relating to any Taxes of a Company for any Pre-Closing Tax Period or any Straddle Period.

(k) Limitations. For the avoidance of doubt, the obligations, covenants and agreements of Seller pursuant to this Section 13 shall not be subject to the Liability Threshold, Liability Cap, or other limitations set forth in Section 10.

(l) Tax Contests. Purchaser shall promptly (but in no event later than thirty (30) days following receipt) provide Seller with copies of any notice received from any federal or state taxing authority which notice relates to a Pre-Closing Tax Period or Straddle Period. Seller shall have the right to control and the Purchaser shall have the right to participate in (at its own expense, except as provided in the last sentence of this Section), any audit, litigation or other proceeding with respect to Taxes and Tax Returns of any Company or any of its Subsidiaries for which Seller could be obligated to indemnify Purchaser, or for which Seller directly or indirectly has responsibility under this Agreement (a “Pre-Closing Tax Contest”); provided that Seller shall at all times keep Purchaser reasonably informed of the details and status of such Pre-Closing Tax Contest (including providing Purchaser with copies of all written correspondence regarding such matter), and Seller shall not settle any such proceedings without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed). To the extent that there are any inconsistencies between this Section 13(l) and Article 10, the provisions of this Section 13(l) shall control. If as a result of a “determination” as defined in Section 1313 of the Code, any Taxes are due and payable and such Taxes are Indemnified Taxes, then Seller shall reimburse Purchaser for reasonable attorneys’ fees incurred by Purchaser in respect of exercising its right to participate under this Section 13(l).

14. Audited Financials. Beginning on the date hereof and continuing for a period of twelve (12) months following the Closing, Seller shall use commercially reasonable efforts to provide Purchaser with such information as Purchaser may reasonably request (including management representation letters, to the extent they exist as of immediately prior to the Closing, required for any audit) in connection with (i) Purchaser’s efforts to prepare audited financial statements in compliance with Regulation S-X or other governmental regulation applicable to Purchaser, (ii) Purchaser’s preparation of pro forma financial information for purposes of its reports or other filings in accordance with the Securities Exchange Act of 1934, as amended, or other governmental regulations applicable to Purchaser, or (iii) the preparation of any similar materials or disclosures required by any law applicable to Purchaser or its Affiliates; provided, however, such efforts shall be at no additional cost to Seller, and any out of pocket costs incurred by Seller shall be promptly reimbursed by Purchaser following presentment of reasonable supporting documentation with respect thereto.

15. Limitation of Liability. No present or future partner, director, officer, member, shareholder, employee, Affiliate, or agent of Seller, Purchaser or any Affiliate of the foregoing will have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made pursuant to the Agreement previously, now, or hereafter. These Section 15 limitations are in addition to and not in limitation of, any other limitation or liability hereunder, by law, in equity, or otherwise.

16. Casualty and Condemnation.

(a) Risk of Loss. The risk of loss, damage or destruction to the Properties by fire or other casualty or the taking of all or part of the Properties by condemnation or eminent domain or by an agreement in lieu thereof until the Closing is assumed by Seller.

(b) Material Casualty.

(i) If, prior to Closing, any portion of a Property is damaged or destroyed by fire or other casualty, and such damage or destruction constitutes a Material Casualty, then Purchaser may elect by written notice to Seller either to (A) exclude the Property affected by such Material Casualty from the Transaction, in which event the Purchase Price shall be reduced by the applicable Allocated Purchase Price, or (B) not exclude such Property and proceed to Closing without reduction of or abatement to the Purchase Price, except that Seller shall credit to Purchaser an amount at Closing equal to any insurance proceeds previously paid to Seller, the Company or any Subsidiary thereof in connection with such damage or destruction plus the deductible under such policy of casualty insurance plus the amount of the cost of any uninsured damage or destruction plus the amount of lost rents as a result thereof. In such an event, Seller shall cause the Company to execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items.

(ii) For purposes of this Section 16, damage or destruction to a Property will be considered a “Material Casualty” if (A) the Property is rendered uninhabitable due to such damage or destruction, (B) the time to repair such damage or destruction is reasonably expected to exceed six months, or (C) the cost to repair or restore such damage or destruction would reasonably be expected to exceed the sum of $20,000, or, if such cost is less than $20,000, such damage or destruction is not fully covered by insurance subject to commercially reasonable insurance deductibles (provided that Seller shall have the option of curing such deficiency by paying to Purchaser at Closing the difference between the cost to repair or restore any such damage or destruction and the available insurance proceeds, in which case the applicable damage or destruction shall not constitute a Material Casualty under this clause (C)).

(c) Non-Material Casualty. If, prior to Closing, a Property is damaged or destroyed by fire or other casualty and such damage or destruction does not constitute a Material Casualty, then Purchaser shall proceed to the Closing without a reduction in the Purchase Price, except that, unless such damage has been fully repaired by Seller prior to the Closing, Seller shall credit to Purchaser an amount at Closing equal to any insurance proceeds previously paid to Seller in connection with such damage or destruction plus the deductible under such policy of casualty insurance plus the amount of the cost of any uninsured damage or destruction. In such an event, Seller shall cause the Company to execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items.

(d) Condemnation. If all or a material part of any Property is taken by condemnation, eminent domain or by agreement in lieu thereof or any proceeding to acquire, take or condemn all or a part of a Property is threatened or commenced that would cause an Individual Material Adverse Effect (any such event, a “Condemnation”), Purchaser may either (i) elect to exclude the Property from the Transaction, in which event, the Purchase Price shall be reduced by the applicable Allocated Purchase Price, or (ii) not exclude such Property and proceed to Closing without reduction of or abatement to the Purchase Price, except that if Seller, the Company or any Subsidiary thereof has received payments from the condemning authority and if Purchaser elects to close title to such Property, Seller shall credit the amount of said payment against the Purchase Price at the Closing.

(e) Termination Right. Notwithstanding the foregoing or anything herein to the contrary, if Properties under this Agreement having an aggregate value of more than the Defective Properties Threshold suffer from a Material Casualty or a Condemnation, and Purchaser has elected to exclude such Properties from the Transactions under this Agreement, either Seller or Purchaser may terminate this Agreement by written notice to Purchaser or Seller, respectively, and Escrow Agent, in which event Purchaser shall receive a full refund of the Deposit, and Seller and Purchaser shall have no further liability or obligations hereunder except for those that by the express terms of this Agreement survive the termination of this Agreement.

(f) Notice of Casualty or Condemnation. Seller shall promptly notify Purchaser of any material damage to or destruction of the Property or any written notice received by it regarding the threatening or commencement of Condemnation proceedings with respect to the Property.

17. Miscellaneous.

(a) Further Assurances; Books and Records.

(i) From time to time, as and when requested by any Party hereto, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement (but without increasing any such parties’ obligations hereunder), including such documents and instruments to change contact information regarding the Company with the Secretary of State of the state of its formation and state(s) where it is qualified to do business, the Internal Revenue Service, any other necessary Governmental Authorities, and any homeowners’ associations where the Properties are located. The terms of this paragraph shall survive Closing.

(ii) To the extent not delivered prior to the Closing, Seller shall, from time to time, as and when requested by Purchaser, deliver to Purchaser all books, records, data, rental history, and property and Tenant files associated with the Properties, the Companies, or the Acquired Assets that are in the possession of Seller, provided that Seller may retain copies consistent with customary document retention policies.

(b) Notice. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the Party to be notified or upon delivery by confirmed email transmission or nationally recognized overnight courier service or upon three (3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the Party to be notified at the address indicated for such Party below.

Notices to Seller shall be addressed as follows:

Timber Real Estate Holdings, LLC

2260 University Drive

Newport Beach, CA 92660

Attn:    Alan True

            Taylor Carvajal

Email: alan@truefamilyenterprises.com

            Taylor.Carvajal@truefamilyenterprises.com

With a copy to:

Rutan & Tucker, LLP

611 Anton Boulevard, 14th Floor

Costa Mesa, CA 92626

Attn:    Bob L. Hagle

            Kevan P. Graydon

Facsimile: (714) 546-9035

Email: bhagle@rutan.com

            kgraydon@rutan.com

Notices to Purchaser shall be addressed as follows:

NexPoint Real Estate Advisors, L.P.

300 Crescent Court, Suite 700

Dallas, Texas 75201

Attn: Brian Mitts

Email: bmitts@highlandcapital.com

With a copy to:

VineBrook Homes

561 Virginia Road

Concord, Massachusetts 01742

Attn: Dana Spring

Email: dana.sprong@vinebrookhomes.com

And:

Wick Phillips Gould & Martin, LLP

3131 McKinney Ave, Suite 100

Dallas, TX 75204

Attn: D.C. Sauter

Email: dcsauter@wickphillips.com

A Party may change the address or person to whom notices should be sent by notifying the other Party in accordance with this Section 17(b).

(c) Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of laws thereof. Purchaser and Seller hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto shall be heard and determined in such courts.

(d) Waiver of Jury Trial. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTIES OR THE RELATIONSHIP OF PURCHASER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR THE EARLIER TERMINATION OF THIS AGREEMENT.

(e) No Presumption Regarding Drafting. Each Party hereto acknowledges that it has reviewed this Agreement prior to its execution and that changes were made to this Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Agreement, the provision shall be deemed to have been drafted by all of the parties and shall not be construed against any Party on the basis that the Party was responsible for drafting that provision.

(f) No Recordation. Seller and Purchaser each agrees that neither this Agreement nor any memorandum or notice shall be recorded except in connection with Purchaser’s pursuit of specific performance or by either Party in any legal proceeding to enforce the terms of this Agreement.

(g) Construction. The parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement, any amendment or modification or any of the Closing Documents. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words expressed in the singular shall be deemed to include the plural and vice versa, unless the context requires otherwise. Each place in this Agreement in which the term “Property” is used, it shall be understood to mean and refer to each and every Property, both individually and collectively, as the context may require or permit. Each place in this Agreement in which the term “Property” is used, it shall also be deemed to include the phrase, “or any portion thereof” unless the context requires the contrary. Each obligation of Seller hereunder shall be understood to mean the joint and several obligations of Seller and each of the Companies that is signing a Joinder Agreement, as described in the introduction.

(h) Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of “including” or “include” herein shall in all cases mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time.

(i) Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions. All Exhibits and Schedules attached hereto shall be incorporated by reference as if set out herein in full.

(j) Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(k) Time of Essence. Time is of the essence with respect to this Agreement and the obligations of the parties hereunder.

(l) Counterparts; Binding Effect. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

(m) No Third-Party Beneficiaries. Except as provided in Section 3(e), Article 9, and Article 10, as applicable, nothing in this Agreement is intended to or shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties and their respective successors and permitted assigns. Nothing in this Agreement is intended to or shall relieve or discharge the obligation or liability of any third Persons to any Party. This Agreement is not intended and shall not give any third Person any right of subrogation or action over or against Seller or Purchaser.

(n) Confidentiality. Purchaser and Seller hereby agrees to keep the terms and conditions of this Agreement and any information obtained with reference to the Assigned Interests, Direct Sale Properties, the Company, or any Property confidential, provided that the parties may reveal such information regarding the terms and provisions of this Agreement as may be necessary in their reasonable discretion to comply with the provisions of this Agreement or in the ordinary course of business. Nothing in this Section 17(n), however, shall prohibit (i) the parties from making disclosures to their respective legal counsel, certified public accountants, professional advisors, internal and third party regulators and auditors, current and prospective lenders and financial partners and investors, (ii) the parties from making disclosures that are otherwise required as a matter of law, or (iii) the parties from making disclosures in connection with asserting or defending any action relating to the Assigned Interests or this Agreement. This Section 17(n) shall survive the Closing or earlier termination of this Agreement.

(o) Assignment. No Party may assign this Agreement or its rights hereunder to any Person without the prior written consent of the other Party, and any such assignment shall be null and void ab initio. Notwithstanding the foregoing, Purchaser may assign this Agreement to an Affiliate, which may include means an entity that controls, is controlled by or under common control with (i) NexPoint Advisors, L.P., a Delaware limited partnership, (ii) any entity controlled by James D. Dondero, or (iii) any entity that controls, is controlled by or under common control with either of them. In the event of any permitted assignment by a Purchaser, any assignee shall assume any and all obligations and liabilities of such Purchaser under this Agreement accruing from and after the date of such assignment but, notwithstanding such assumption, such Purchaser shall continue to be liable hereunder.

(p) Attorneys’ Fees. In the event either Party commences legal proceedings against the other Party pursuant to any right to do so under this Agreement, then the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs.

(q) State Specific Provisions. The terms and conditions of this Section 17(p) will supplement the terms and conditions of the remainder of this Agreement. The text of this Section 17(p) of the Agreement, however, governs over all conflicts and inconsistencies between the terms and conditions of this Section 17(p) and the terms and conditions of the remainder of the Agreement.

(i) Disclosure Regarding Lead-Based Paint. Every purchaser of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women.

(ii) Notice Regarding Radon Gas. Seller hereby makes the following disclosure: RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES MAY HAVE BEEN FOUND IN BUILDINGS IN COUNTIES WHERE THE PROJECTS ARE LOCATED. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM THE APPLICABLE COUNTY HEALTH DEPARTMENT.

(iii) Waiver of Statutory Disclosures. Seller and Purchaser hereby irrevocably waive any applicable law requiring delivery of a form of statutory disclosure concerning the sale of residential real property.

(r) Escrow Instructions. When this Agreement or counterparts hereof shall have been executed by Seller and Purchaser and delivered to Escrow Agent, it shall constitute Escrow Agent’s escrow instructions. Any standard form instructions submitted by Escrow Agent or any other clarification or addition to the instructions contained herein shall, when executed by Seller and Purchaser, constitute additional escrow instructions. In the event of any conflict between such additional instructions and this Agreement, the terms of this Agreement shall prevail (except to the extent that such additional instructions, executed and delivered by both Seller and Purchaser, expressly state that such additional instructions shall prevail notwithstanding anything to the contrary in this Agreement).

THE REMAINING PORTION OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

SELLER:

Timber Real Estate Holdings, LLC

By:	/s/Alan True
Name:	Alan True
Title:	Manager

Signature Page to Purchase and Sale Agreement

PURCHASER:

VineBrook Operating Partnership, L.P.

By:	/s/Brian Mitts
Name:	Brian Mitts
Title:	Authorized Signatory

Signature Page to Purchase and Sale Agreement

JOINDER AGREEMENT

Each of the undersigned entities hereby agrees to be bound by the Purchase and Sale Agreement, dated as of August 16, 2019, by and between (a) VineBrook Operating Partnership, L.P., a Delaware limited partnership (“Purchaser”), and (b) Timber Real Estate Holdings, LLC, a Delaware limited liability company (“Seller”), to which this joinder agreement is attached (the “Agreement”) as though such undersigned entity were Seller under the Agreement for purposes of being jointly and severally liable with each other and Seller for purposes of, and bound by, Articles 9-17 thereof.

TIMBER HOLDINGS, LLC		TI LONG TERM HOLDINGS I, LLC

By:	/s/Alan True	By:	/s/Alan True
Name:	Alan True	Name:	Alan True
Title:	Manager	Title:	Manager

TI KC Bravo LLC		True FM 2017-1, LLC

By:	/s/Alan True	By:	/s/Alan True
Name:	Alan True	Name:	Alan True
Title:	Manager	Title:	Manager

TRUE KC2016-1, LLC		TRUE CIN2017-1, LLC

By:	/s/Alan True	By:	/s/Alan True
Name:	Alan True	Name:	Alan True
Title:	Manager	Title:	Manager

True CIN2017-2, LLC		TRUE JACK2017-1, LLC

By:	/s/Alan True	By:	/s/Alan True
Name:	Alan True	Name:	Alan True
Title:	Manager	Title:	Manager

True JACK2017-2, LLC		TRUE MEM2016-1, LLC

By:	/s/Alan True	By:	/s/Alan True
Name:	Alan True	Name:	Alan True
Title:	Manager	Title:	Manager

TRUE OM2016-1, LLC		TI PENNSYLVANIA HOLDINGS LLC

By:	/s/Alan True	By:	/s/Alan True
Name:	Alan True	Name:	Alan True
Title:	Manager	Title:	Manager

TRUE PIT2017-1, LLC		True PIT2017-2, LLC

By:	/s/Alan True	By:	/s/Alan True
Name:	Alan True	Name:	Alan True
Title:	Manager	Title:	Manager

1Joinder Agreement

EXHIBIT A

DEFINITIONS

“Action” means any litigation, claim, action, suit, inquiry, audit, investigation or proceeding (including any condemnation action or proceeding) by or before any Governmental Authority or any other arbitration, mediation or similar proceeding.

“Advance Rent” means any Rent that has been prepaid more than 30 days in advance, as measured from the date of determination.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The terms “controls,” “controlled by,” or “under common control with” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of an entity or person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Allocated Purchase Price” means, with respect to any Property, that portion of the Purchase Price allocated to such Property as set forth on Schedule VI attached hereto.

“Assumption Indebtedness” means that certain Indebtedness in the original principal amount of 11,092,000.00 of the Company encumbering the Freddie Properties and evidenced by the Loan Agreement, which shall be assumed, directly or indirectly, by Purchaser as of the Closing.

“Bankruptcy Action” means, with respect to any Person: (i) such Person shall fail generally to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any case or other proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of it or its debts under the Bankruptcy Code; or such Person shall take any corporate, limited partnership or limited liability company action to authorize any of such actions; or (ii) a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Code, and (A) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days or (B) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other federal, state, local or foreign bankruptcy or insolvency law.

“business day” means any day other than Saturday, Sunday, any federal holiday, or any holiday in Texas. If any period expires on a day which is not a business day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a business day, such period shall expire on or be extended to, as the case may be, the next succeeding business day.

Exhibit A - 1

“Closing” means the consummation of the purchase and sale of the Assigned Interests and Direct Sale Properties.

“Closing Documents” means all documents and instruments executed and delivered by Purchaser or Seller pursuant to the terms of this Agreement in connection with such Closing, including the documents and instruments required pursuant to the terms of Article 5.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Property or any part thereof.

“Contracts” means all contracts, leases, equipment leases, agreements, arrangements, understandings, promises, commitments or undertakings, whether written or oral and whether express or implied.

“Defective Property Transfer” means in the case the Defective Property is owned by a Company with respect to which an Assigned Interest is to be sold at the Closing, a transfer by such Company of such Defective Property to a Person in which the Company has no interest.

“Delaware Act” means the Delaware Limited Liability Company Act.

“Disclosure Schedule” means Schedule V attached hereto.

“Due Diligence” means examinations, inspections, investigations, tests, studies, analyses, appraisals, calculations, evaluations and/or investigations with respect to each Property (including examination and review of the title matters, applicable land use, and zoning Laws and other Laws applicable to the Property, the physical condition of the Property and the economic status of the Property) and any Leases or rental history with respect to the Properties, as Purchaser deems adequate.

“Eligible Lease” means, as of any date of determination, a Lease for a Property that satisfies all of the following: (i) the form of Lease reflects customary market standard terms; (ii) the Lease is entered into on an arms-length basis without payment support by the Company or any Affiliates of the Company (provided that any incentives offered to Tenants shall not be deemed to constitute such payment support); (iii) the Lease is to a bona fide third-party Tenant; (iv) the Lease is in compliance with all applicable Laws and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Seller, at any time in force affecting a Property or any part thereof, including any which may (A) require repairs, modifications or alterations in or to a Property or any part thereof, or (B) in any way limit the use and enjoyment thereof in all material respects; and (v) the Lease is consistent with the Property Manager’s internal leasing guidelines.

“Eligible Tenant” means, as of any date of determination, a bona fide third party lessee of a Property who satisfies each of the following criteria: (i) the Tenant is not subject to an ongoing Bankruptcy Action as of the date such Tenant is initially screened by the Property Manager prior to the execution of a Lease by such Tenant; (ii) at the time of such initial screening, the Tenant is not listed on any Government List; and (iii) the Tenant otherwise generally conforms to the Company’s internal tenant leasing criteria in all material respects at the time such Tenant is screened by Property Manager.

Exhibit A - 2

“Escrow Agent” means Westcor Investor Services, having the following address: 600 West Germantown Pike, Ste. 450, Plymouth Meeting, PA 19462.

“Excluded Properties” means, as applicable (i) any Defective Property removed from the Direct Sale Properties, or excluded by virtue of a Defective Property Transfer, and (ii) any Freddie Property with respect to which the Assigned Interest has been excluded pursuant to Section 5(e).

“Financing Documents” means those certain loan documents entered into by and between the Company and Lender in connection with the Assumption Indebtedness.

“Government List” means (i) the Annex to Executive Order 13224, (ii) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/downloads/t11sdn.pdf or any successor website or webpage) and (iii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained by a Governmental Authority that Purchaser at least five business days prior to the Closing Date notifies Seller in writing is now included in “Government List”.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever of any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“HOA” means a homeowners or condominium association, board, corporation or similar entity with authority to create a Lien on a Property as a result of the non-payment of HOA Fees that are payable with respect to such Property.

“HOA Fees” means all dues, fees, assessments and impositions with respect to a Property, and any other charges levied or assessed or imposed against a Property, or any part thereof, by an HOA.

“Housing Assistance Payments” means any and all Section 8 housing choice voucher payments or other tenant-based rental subsidies benefitting Tenants.

“Indebtedness” means any Liability of any Company as of immediately prior to the Closing for the following: (a) borrowed money, including current and long-term portions of bank overdrafts, bank debt, mortgages, member loans and other loans, unpaid installment obligations, make-whole payments, notes payable and negative cash balances; (b) installment purchases of real or personal property or services, or for the deferred purchase price of real or personal property or services, including earn-outs, that is not evidenced by trade accounts payable; (c) obligations evidenced by a promissory note, bond, debenture, or other similar instrument or debt security; (d) in respect of any letters of credit or bankers’ acceptances (in each case, to the extent drawn); (e) under any interest rate swap, forward contract or other hedging arrangement of the Company; (f) for off-balance sheet financing, including synthetic leases and project financing; (g) all deferred compensation obligations, including (A) all payment obligations under any non-qualified deferred compensation plan of the Company and (B) any underfunded pension or post-retirement liabilities of the Company; (h) the portion of any employee or member bonuses related to performance prior to Closing or earned at Closing, which is payable by the Company, including the employer portion of any related employment, payroll, unemployment, withholding, or similar Taxes; and (i) for guarantees of any liability of a third party of the type described in clauses (a) through (h). “Indebtedness” includes any and all amounts necessary to retire such indebtedness, including principal or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments necessary to retire the indebtedness at Closing.

Exhibit A - 3

“Indemnified Taxes” (and the correlative meaning “Indemnified Tax”) means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a Tax Sharing Agreement entered (or assumed) by the Company or any Subsidiary of the Company on or prior to the Closing Date, in connection with the filing of a Tax Return, as a result of an assessment or adjustment by any Governmental Authority, by means of withholding, or for any other reason and whether disputed or not):

(i)	All Taxes of Seller;

(ii)

All Taxes of any Company or any Subsidiary of any Company for any Pre-Closing Tax Period or portion of any Straddle Period ending on the Closing Date, and all Current Year Property Taxes allocated to Seller under Section 4(b);

(iii)

All Taxes resulting from (A) a breach of any of Seller’s Warranties in Section 7(o); (B) a breach of a covenant of the Company to be performed on or prior to the Closing; or (C) a breach of a covenant or other agreement of Seller contained in this Agreement (including Section 8(i) and Section 13), in each case to the extent not previously paid by Seller to any Purchaser Indemnified Party pursuant to Section 9(a); and

(iv)	Omitted.

Indemnified Taxes shall exclude Taxes to the extent previously taken into account as an adjustment to the Purchase Price under Section 4(b).

“Indemnity Escrow Agent” means the Escrow Agent, in its capacity as escrow agent with respect to the Indemnity Escrow Funds and escrow services in connection with the Indemnity Escrow Agreement.

“Indemnity Escrow Amount” means an amount equal to the Liability Cap, calculated with respect to the applicable Properties directly or indirectly being purchased on the Closing Date or Freddie Closing Date, as applicable.

“Individual Material Adverse Effect” means, in respect of a Property, any event or condition that has a material adverse effect on (i) the profitability, value, use, operation, leasing or marketability of such Property or results in any material liability to, claim against or obligation of the Lender under the Financing Documents, or (ii) the enforceability, validity, perfection or priority of the lien of the Financing Documents with respect to such Property.

“Law” or “Laws” means all municipal, county, state or federal statutes, codes, ordinances, laws (including common law), rules or regulations applicable to any Property and/or Seller, including respect to each Property and the Properties as a whole, all zoning and law use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto.

“Leases” means all leases of the Properties in effect on the Closing Date as reflected on the applicable Rent Roll, together with any renewals and amendments thereof and any correspondence with or notices to or from Tenants related thereto. The Leases may each be referred to individually herein as a “Lease”.

“Lender” means Berkadia Commercial Mortgage, LLC.

Exhibit A - 4

“Liabilities” means any and all indebtedness, claims, demands, liabilities, damages, obligations, fines, penalties, Taxes, assessments, losses, deficiencies, interest, awards, judgments, sanctions, costs and expenses of any kind or nature, accrued or fixed, known or unknown, matured or unmatured, due or to become due, asserted or unasserted, including reasonable costs of investigation and defense and reasonable attorneys’ and consultants’ fees, expenses and disbursements.

“Liability Cap” means an amount equal to three and no/100 percent (3.00%) of the aggregate value of the Purchase Price, which term when used shall be exclusive of attorneys’ fees and costs.

“Liability Threshold” means an amount equal to one-half of one percent (0.5%) of the aggregate value of the Purchase Price.

“Liens” means any and all liens (including environmental and Tax liens), restrictions (including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership), charges, claims, mortgages, pledges, security interests, equitable deposits, easements, adverse claims, puts or encumbrances of any nature whatsoever (including any subscriptions, options, preemptive rights, rights of refusal, rights of offer, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written, whether firm or conditional, whether contractual or statutory)), and any lien or charge arising by statute or other Laws, which secures the payment of a debt or the performance of an obligation.

“Loan Agreement” means that certain loan agreement by and between the Company and the Lender in connection with Assumption Indebtedness.

“Major Contracts” means (i) any management agreements relating to the Properties, (ii) any brokerage, leasing, cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) relating to the Properties, in each case involving agreements that will survive Closing and include a payment or expense of more than $50,000 during any 12 month period, unless cancelable on 30 days or less notice without requiring payment of termination fees or payments of any kind (other than amounts that accrued prior to the termination date).

“Market” means each city or municipality where a Property is located, together with the metropolitan area surrounding each such city or municipality.

“Materiality Threshold” means a breach of a representation or warranty by the applicable Seller with respect to a Property whereby (i) the presence of hazardous substances or materials which are such that the same will materially and adversely affect Purchaser’s ability, directly or indirectly, to own and operate the Property as it is currently being operated as of the Effective Date or would cause Lender to refuse to provide financing for the acquisition of such Property, or (ii) an encumbrance or title defect that materially and adversely affects Purchaser’s ability, directly or indirectly, to own and operate the Property as it is currently being operated as of the Effective Date or would cause Lender to refuse to provide financing for the acquisition of such Property.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Outside Closing Date” means September 30, 2019.

“Permitted Exceptions” means for any Property: (a) applicable zoning, building and land use laws, ordinances, rules and regulations, (b) the lien of Taxes and assessments not yet due and payable, (c) the rights of the Tenants, as tenants only, under the Leases, (d) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting such Property and that would not

Exhibit A - 5

reasonably be expected to and do not have an Individual Material Adverse Effect on such Property, and (e) any encumbrances and other matters set forth in any of the Title Insurance Owner’s Policies for such Property. Notwithstanding the foregoing definitions, anything that becomes a Permitted Exception under the process set forth in Section 3(i) of this Agreement shall be a Permitted Exception under this Agreement, even if such Permitted Exception has an Individual Material Adverse Effect on such Property.

“Permitted Liens” means (a) the Permitted Exceptions, (b) Encumbrances under the Loan Agreement, and (c) Encumbrances that are being paid off and released pursuant to customary payoff letters at the Closing (payment of which shall reduce amounts ultimately released to Seller from the Closing escrow).

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority and including any successor, by merger or otherwise of any of the foregoing.

“Post-Closing Tax Period” means any taxable period that begins on or after the Proration Time.

“Pre-Closing Tax Period” means any taxable period that begins and ends before the Proration Time. In determining the Seller’s pre-closing tax liability, liability shall be allocated as of the date such tax originally accrues or becomes due, regardless of any extension.

“Property File” means with respect to each Property: (i) the Title Insurance Owner’s Policy related to such Property and the deed vesting title to such Property in the Company; and (ii) the executed Lease and any renewals, amendments or modification of the Lease for such Property, if applicable.

“Property Manager” means the applicable property manager for the Property.

“Property Taxes” means any real estate and personal property Taxes, assessments, water charges, sewer rents, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto now or hereafter levied or assessed or imposed by a Governmental Authority against any Property or the owner thereof.

“Proration Time” means 12:01 A.M. on the Closing Date.

“Purchaser’s knowledge” or words of similar import (e.g., “known to Purchaser”) shall refer only to the actual knowledge of Brian Mitts and Dana Sprong (each, a “Purchaser Knowledge Party”) after reasonable inquiry. There shall be no personal liability on the part of any Purchaser Knowledge Party arising out of any of Purchaser’s Warranties.

“Purchaser Transaction Expenses” means, subject to Section 4, all of the fees and expenses of incurred by Purchaser or any Subsidiary thereof (other than the Company and its Subsidiaries) in connection with this Agreement or the completion of the transactions contemplated by this Agreement.

“Purchaser’s Warranties” means (a) Seller’s representations and warranties set forth in Section 6 as such representations and warranties may be explicitly waived by Seller pursuant to the terms of this Agreement, and (b) any representations and warranties made by Purchaser in any of the Closing Documents.

“Real Property Settlement Costs” means, collectively, all recording costs, title costs and expenses, documentary stamps, transfer Taxes, sales Taxes, closing and escrow fees, title search and update fees, title company due diligence, HOA fees, document coordination fees, HOA estoppels charges, HOA diligence costs, HOA estoppel costs and fees, HOA transfer fees and other similar real property-related costs,

Exhibit A - 6

expenses, fees, reinsurance coordination fees and Taxes, but, excluding, for avoidance of doubt, any increase in Taxes resulting from a reassessment of any Property, whether as a result of such Property being (a) a Direct Sale Property or (b) owned by a Company that undergoes a change in ownership as a result of the transfer of the Assigned Interest representing ownership interests in such Company.

“Rent Roll” means the rent roll with respect to the Properties in the form attached hereto as Exhibit G and incorporated herein by this reference.

“Rents” means all base rents, percentage rents, additional rent and any Tax and operating expense reimbursements and escalations due from the Tenants of the Property under the Leases.

“Seller Transaction Expenses” means, subject to Section 4, all of the fees and expenses incurred at or prior to Closing by Seller, the Company or any Subsidiary of the Company in connection with this Agreement or the completion of the transactions contemplated by this Agreement.

“Seller’s knowledge” or words of similar import (e.g., “known to Seller”) shall refer only to the actual knowledge of Alan True and Taylor Carvajal (each, a “Seller Knowledge Party”) after reasonable inquiry. There shall be no personal liability on the part of any Seller Knowledge Party arising out of any of Seller’s Warranties.

“Seller’s Warranties” means (a) Seller’s representations and warranties set forth in Section 7 as such representations and warranties may be explicitly waived by Purchaser pursuant to the terms of this Agreement, and (b) any representations and warranties made by Seller in any of the Closing Documents.

“Stabilized Property” means a Property that is not an Unstabilized Property.

“Straddle Period” means any taxable period that begins before the Proration Time and ends after the Proration Time.

“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Target Closing Date” means August 31, 2019; provided, however, Purchaser may extend the Target Closing Date by 30 additional days by depositing with the Escrow Agent an amount equal to 1.00% of the aggregate value of the Purchase Price, which amount shall so increase the Deposit and become part of the Deposit for the purposes of this Agreement.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, fees, duties or other assessments of any kind, including all income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, unclaimed property, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, by Law, contract or otherwise.

Exhibit A - 7

“Tax Return” means any return (including information returns), report, declaration, statement, extension, form or other documents or information filed with or submitted to, or required to be filed with or submitted to any Tax authority in connection with the determination, assessment, collection or payment of any Tax.

“Tax Sharing Agreement” means any agreement (other than customary provisions of commercial agreements) pursuant to which the Company or any Subsidiary of the Company is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person.

“Tenant” (collectively, the “Tenants”) shall mean the tenants, licensees or other occupants occupying any part of a Property pursuant to and as a party to a Lease.

“Title Company” means Westcor Investor Services, having the following address: 600 West Germantown Pike, Ste. 450, Plymouth Meeting, PA 19462.

“Title Insurance Owner’s Policy” means the existing owner’s title insurance policies and surveys for all of the Properties.

“Unstabilized Property” means a Property set forth on Schedule I.

Exhibit A - 8

Exhibit B

Form of Non-Foreign Person Affidavit

[Omitted]

Exhibit C

Form of Owner’s Affidavit

[Omitted]

Exhibit D

Form of Indemnity Escrow Agreement

[Omitted]

Exhibit E

Form of Assignment

[Omitted]

Exhibit F

Property Representations

[Omitted]

Exhibit G

Rent Roll

[Omitted]

Exhibit H

Major Contracts

[Omitted]

Exhibit I

Form of Lease Assignment and Assumption

[Omitted]

Exhibit J

Company Organizational Chart

[Omitted]

Exhibit K

Form of Direct Sale Properties Transfer Documents

[Omitted]

Exhibit L

Form of Lease Assignment and Assumption Agreement

[Omitted]

Schedule I

Unstabilized Property

[Omitted]

Schedule II

Due Diligence Deliverables

[Omitted]

Schedule III

Excluded Assets

[Omitted]

Schedule IV

Closing Cost Allocation by State

[Omitted]

Schedule V

Disclosure Schedule

[Omitted]

Schedule VI

Allocated Purchase Price

[Omitted]

Schedule VII

Allocation Methodology

[Omitted]

Schedule VIII

Companies

[Omitted]